                                     $15,000,000

                              REVOLVING CREDIT AGREEMENT

                               dated September 25, 1996

                                        among

                                  PDK LABS, INC. and

                         FUTUREBIOTICS, INC., as Co-Borrowers

                                         and

                         THE CHASE MANHATTAN BANK, as Agent,

                                         and

                               THE "BANKS" PARTY HERETO

                                  TABLE OF CONTENTS

                                                                            Page

         ARTICLE 1.  DEFINITIONS . . . . . . . . . . . . . . . . . . . .   1
                    Section 1.1.      Defined Terms  . . . . . . . . . .   1
                    Section 1.2.      Use of Defined Terms   . . . . . .  12
                    Section 1.3.      Accounting Terms   . . . . . . . .  13

         ARTICLE 2.  AMOUNT AND TERMS OF THE REVOLVING CREDIT LOANS  . .  13
                    Section 2.1.      Revolving Credit Loans   . . . . .  13
                    Section 2.2.      The Notes  . . . . . . . . . . . .  13
                    Section 2.3.      Notice of Borrowing; Minimum
                                      Amounts . . . . . . . . . . . . . . 14
                    Section 2.4.      Commitment Fee   . . . . . . . . .  15
                    Section 2.5. Termination or Reduction of Commitment; Acceleration of
                                      Termination Date  . . . . . . . . . 15
                    Section 2.6.      Changes in Capital Requirements  .  15
                    Section 2.7.      Voluntary Prepayments   .. . . . .  16
                    Section 2.8.      Computation of Interest and Commitment
                                      Fee; Payments   . .  . . . . . . .  16
                    Section 2.9.      Inability to Determine Rate  . . .  16
                    Section 2.10.     Illegality   . . . . . . . . . . .  16
                    Section 2.11.     Requirements of Law  . . . . . . .  17
                    Section 2.12.     Indemnification  . . . . . . . . .  17
                    Section 2.13.     Use of Proceeds  . . . . . . . . .  18
                    Section 2.14.     Authorization to Debit Co-Borrowers'
                                      Accounts . . . . . . . . . . . . .  18
                    Section 2.15.     Default Interest   . . . . . . . .  18
                    Section 2.16.     Interest Adjustments   . . . . . .  18
                    Section 2.17.     Participations, Etc  . . . . . . .  19

         ARTICLE 3.  CONDITIONS OF BORROWING . . . . . . . . . . . . . .  19
                    Section 3.1.      Conditions of Initial Revolving Credit
                                      Loan   . . . . . . . . . . . . . .  19
                    Section 3.2.      Additional Conditions Precedent  .  23

         ARTICLE 4.  REPRESENTATIONS AND WARRANTIES  . . . . . . . . . .  24
                    Section 4.1.      Corporate Existence  . . . . . . .  24
                    Section 4.2.      Corporate Power and Authorization   24
                    Section 4.3.      No Legal Bar to Loans  . . . . . .  24
                    Section 4.4.      No Material Litigation   . . . . .  25
                    Section 4.5.      No Default   . . . . . . . . . . .  25

                    Section 4.6.      Ownership of Properties; Liens   .  25
                    Section 4.7.      Taxes  . . . . . . . . . . . . . .  25
                    Section 4.8.      Financial Condition  . . . . . . .  25

                    Section 4.9.      Filing of Statements and Reports    25
                    Section 4.10.     ERISA  . . . . . . . . . . . . . .  26
                    Section 4.11.     Environmental Matters  . . . . . .  26
                    Section 4.12.     Licenses, Permits, etc.  . . . . .  26
                    Section 4.13.     Material Agreements  . . . . . . .  26
                    Section 4.14.     Margin Credit  . . . . . . . . . .  26
                    Section 4.15.     Use of Proceeds  . . . . . . . . .  27
                    Section 4.16.     Properties Affected  . . . . . . .  27
                    Section 4.17.     Guarantors   . . . . . . . . . . .  27
                    Section 4.18.     Subsidiaries   . . . . . . . . . .  27
                    Section 4.19.     Solvency   . . . . . . . . . . . .  27

         ARTICLE 5.  AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . .  27
                    Section 5.1.      Financial Statements   . . . . . .  27
                    Section 5.2.      Payment and Performance of
                                      Obligations  . . . . . . . . . . .  29
                    Section 5.3.      Maintenance of Properties;
                                      Insurance  . . . . . . . . . . . .  29
                    Section 5.4.      Notices  . . . . . . . . . . . . .  30
                    Section 5.5.      Conduct of Business and
                                      Maintenance of Existence . . . . .  30
                    Section 5.6.      Inspection of Property, Books and
                                      Records  . . . . . . . . . . . . .  30
                    Section 5.7.      Hazardous Material   . . . . . . .  30
                    Section 5.8.      Subsidiary Guaranties  . . . . . .  31
                    Section 5.9.      Pension Funding  . . . . . . . . .  31

         ARTICLE 6.  NEGATIVE COVENANTS  . . . . . . . . . . . . . . . .  31
                    Section 6.1.      Limitation on Indebtedness   . . .  32
                    Section 6.2.      Limitation on Liens  . . . . . . .  32
                    Section 6.3.      Limitation on Contingent
                                      Obligations  . . . . . . . . . . .  33
                    Section 6.4.      Prohibition of Fundamental
                                      Changes. . . . . . . . . . . . . .  33
                    Section 6.5.      Limitation on Investments, Loans and
                                      Advances   . . . . . . . . . . . .  33
                    Section 6.6.      Prohibition of Certain
                                      Prepayments  . . . . . . . . . . .  34
                    Section 6.7.      Limitation on Leases   . . . . . .  34
                    Section 6.8.      Sale and Leaseback   . . . . . . .  34
                    Section 6.9.      Prohibitions Regarding Subordinated
                                      Debt   . . . . . . . . . . . . . .  34
                    Section 6.10. Maintenance of Consolidated Indebtedness to Consolidated Tangible
                                      Net Worth Ratio    . . . . . . . .  35

                    Section 6.11.     Maintenance of Consolidated Coverage
                                      Ratio . .. . . . . . . . . . . . .  35
                    Section 6.12.     Consolidated Net Income  . . . . .  35
                    Section 6.13.     Maintenance of Consolidated Quick
                                      Ratio . . .  . . . . . . . . . . .  35

                    Section 6.14.     Transactions with Affiliates   . .  35
                    Section 6.15.     Management   . . . . . . . . . . .  35
                    Section 6.16.     Change in Control  . . . . . . . .  35
                    Section 6.17.     Limitation on Capital
                                      Expenditures . . . . . . . . . . .  35
                    Section 6.18.     Limitation on Dividends and Stock
                                       Acquisitions  . . . . . . . . . .  35

         ARTICLE 7.  EVENTS OF DEFAULT . . . . . . . . . . . . . . . . .  36
                    Section 7.1.      Events of Default  . . . . . . . .  36
                    Section 7.2.      Remedies on Default  . . . . . . .  38

         ARTICLE 8. THE AGENT; RELATIONS AMONG BANKS   . . . . . . . . .  38
                    Section 8.1.      Appointment, Powers and Immunities of
                                      Agent  . . . . . . . . . . . . . .  38
                    Section 8.2       Reliance by Agent  . . . . . . . .  39
                    Section 8.3       Defaults   . . . . . . . . . . . .  39
                    Section 8.4       Rights of Agent as a Bank  . . . .  39
                    Section 8.5       Indemnification of Agent   . . . .  40
                    Section 8.6       Documents  . . . . . . . . . . . .  40
                    Section 8.7       Non-Reliance on Agent and Other
                                      Banks  . . . . . . . . . . . . . .  40
                    Section 8.8       Failure of Agent to Act  . . . . .  41
                    Section 8.9       Resignation or Removal of Agent  .  41
                    Section 8.10      Amendments Concerning Agency
                                      Function . . . . . . . . . . . . .  41
                    Section 8.11      Liability of Agent   . . . . . . .  41
                    Section 8.12      Transfer of Agency Function  . . .  41
                    Section 8.13      Non-Receipt of Funds by the Agent.  42
                    Section 8.14      Several Obligations and Rights of
                                      Banks  . . . . . . . . . . . . . .  42
                    Section 8.15      Pro Rata Treatment of Loans, Etc .  42
                    Section 8.16      Sharing of Payments Among Banks. .  42

         ARTICLE 9.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . .  43
                    Section 9.1.      Limited Role of Banks  . . . . . .  43
                    Section 9.2.      Choice of Law Construction   . . .  43
                    Section 9.3.      Consent to Jurisdiction    . . . .  43
                    Section 9.4.      WAIVER OF JURY TRIAL   . . . . . .  43
                    Section 9.5.      Notices    . . . . . . . . . . . .  43
                    Section 9.6.      Entire Agreement; No Waiver; Cumulative
                                      Remedies; Amendments; Setoff   . .  44
                    Section 9.7.      Reference to Subsidiaries and
                                      Guarantors . . . . . . . . . . . .  45

                    Section 9.8.      Joint and Several Obligations. . .  45
                    Section 9.9.      Captions . . . . . . . . . . . . .  45
                    Section 9.10.     Exhibits . . . . . . . . . . . . .  45
                    Section 9.11.     Payment of Fees. . . . . . . . . .  45
                    Section 9.12.     Survival of Agreements . . . . . .  46
                    Section 9.13.     Successors and Assigns . . . . . .  46

                    Section 9.14.     Interest . . . . . . . . . . . . .  46

          REVOLVING CREDIT AGREEMENT, dated as of September 25, 1996, among
PDK LABS INC., a New York corporation having its principal place of business at 145 Ricefield Lane, Hauppauge, New York 11788 ("PDK"), FUTUREBIOTICS, INC., a Delaware corporation having its principal place of business at 145 Ricefield Lane, Hauppauge, New York ("Futurebiotics"; collectively with PDK, the "Co-Borrowers"), each of the Banks which is a party hereto and THE CHASE MANHATTAN BANK, a New York banking corporation having an office at 395 North Service Road, Suite 302, Melville, New York 11747 ("Chase"), as agent for the Banks (in such capacity, together with its successors in such capacity, the "Agent").

                                      RECITALS:

          WHEREAS, Chase has previously extended credit to Futurebiotics pursuant to the Futurebiotics Credit Agreement and to PDK pursuant to the PDK Credit Agreement; and

          WHEREAS, the Co-Borrowers have requested the Banks to extend credit hereunder to replace the existing revolving credit made available by Chase to Futurebiotics and to PDK and, in that connection, the Co-Borrowers have agreed to use the proceeds of the initial borrowings hereunder to repay such revolving credit indebtedness; and

          WHEREAS, the Banks are willing to extend such credit to the Co-Borrowers, on a joint and several basis, on the terms and conditions set forth herein;

          NOW, THEREFORE, the parties hereto agree as follows:

A1.                               DEFINITIONS

S1.       Defined  Terms.   As used in this Agreement, the following terms
shall have the following meanings, unless the context otherwise requires:

          "Accumulated Funding Deficiency" shall have the meaning set forth in
Section 302 of ERISA.

          "Affiliate" shall mean, with respect to any Person, any Person which
(a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person; (b) is a partnership in which such Person is a general partner; or (c) is a limited liability company in which such Person is a member. For purposes of this definition, "control" of a Person means the power, direct or indirect, either (i) to vote 10% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.


          "Agreement" shall mean this Credit Agreement and any amendments or supplements thereto.

          "Alternate Base Rate" shall mean, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/6 of 1%) equal to the greatest of:

          (a)  the Prime Rate in effect on such day;

          (b)  the  Base CD Rate in  effect on such  day plus 1%;

          and

          (c) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%.

For purposes of this definition:

          "Prime Rate" shall mean the rate of interest per annum publicly announced from time to time by the Agent as its prime rate in effect as its principal office in New York City. The Prime Rate is not intended to be the lowest rate of interest charged by the Agent in connection with extensions of credit to debtors.

          "Base CD Rate" shall mean the sum of (a) the product of (i) the Three-Month Secondary CD Rate and (ii) a fraction, the numerator of which is one and the denominator of which is one minus the CD Reserve Percentage and
(b) the CD Assessment Rate.

          "CD Assessment Rate" shall mean, for any day, the net annual assessment rate (rounded upwards, if necessary, to the next 1/100 of 1%) determined by the Agent to be payable on such day to the Federal Deposit Insurance Corporation or any successor ("FDIC") for FDIC's insuring time deposits made in Dollars at office of the Agent in the United States.

          "CD Reserve Percentage" shall mean, for any day, as applied to any calculation of the Base CD Rate, that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board for determining the maximum reserve required for a Depositary Institution (as defined in Regulation D of the Board) in respect of new non-personal time deposits in Dollars having a maturity of 30 days or more.

          "Three-Month Secondary CD Rate" shall mean for any day, the secondary market rate for three-month certificates of deposit reported as being in effect on such day (or, if such day is not a Business Day, the next preceding Business Day) by the Board through the public information telephone line of the Federal Reserve Bank of New York (which rate will, under the current practices of the Board, be published in Federal Reserve Statistical Release H.15(519) during the week following such day), or if such rate is not so reported, the average (rounded upwards to the nearest 1/100 of 1%) of the secondary market quotations for three-month certificates of deposit of major money center banks in New York City received at approximately 10:00 a.m., New York City time, on such day or next preceding Business Day by the Agent from three New York City negotiable certificate of deposit dealers of recognized standing selected by it.

          "Federal Funds Effective Rate" shall mean, for any day, the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average quotations, for the day, of such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

If for any reason the Agent shall have determined (which determination shall be conclusive absent clearly demonstrable error) that it is unable to ascertain the Base CD Rate or the Federal Funds Effective Rate or both for any reason, including the inability or failure of the Agent to obtain sufficient quotations in accordance with the terms thereof, the Alternate Base Rate shall be determined without regard to clause (b) or (c), or both, as appropriate, until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Three-Month Secondary CD Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the date of such change.

          "Banks" means each of Chase and the other Banks, if any, signatory hereto and each Bank which hereinafter becomes a "Bank" pursuant to the terms hereof.

          "Base Rate Loan" shall mean a Loan at such time as it is made or maintained at a rate of interest based on the Alternate Base Rate.

          "Board of Governors" shall mean the Board of Governors of the Federal Reserve System of the United States of America.

          "Business Day" shall mean a day other than a Saturday, Sunday or other day on which the Agent is authorized to close under the laws of the State of New York.

          "Capital Expenditures" shall mean, for any Person, for a particular period, the aggregate amount of any expenditures during such period (including purchase money Liens) made by such Person for assets (including fixed assets acquired under Capital Leases) which it is contemplated will be used or usable in fiscal years subsequent to the year of acquisition.

          "Capital Lease" shall mean all leases which have been or should be capitalized on the books of the lessee in accordance with GAAP.

          "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time.

          "Commitment" means, with respect to each Bank, subject to the other provisions of this Agreement, the obligation of such Bank to extend credit to the Co-Borrowers hereunder in the following aggregate principal amounts, as such amounts may be reduced or otherwise modified from time to time:

                    Bank                     Commitment
                    ----                     ----------

                    Chase                    $15,000,000

          "Commitment Proportion" shall mean with respect to each Bank, at the time of determination, that portion that its Commitment bears to the Total Commitment.

          "Commonly Controlled Entity" shall mean an entity, whether or not incorporated, which is under common control with the Co-Borrowers within the meaning of Section 4001 of ERISA.

          "Consolidated Coverage Ratio" shall mean, with respect to PDK and its Subsidiaries, for any twelve month period, the ratio of (i) the sum of Consolidated Net Income, tax expense, depreciation expense, amortization of intangibles, other noncash charges and interest expense, minus any unfunded Capital Expenditures, minus any cash dividends paid (common or preferred) as permitted by this Agreement, minus any cash paid to purchase shares of the Co-Borrowers' stock in accordance with Section 6.5(m) hereof minus cash taxes paid, to (ii) the sum of interest expense during the preceding four fiscal quarters plus installments of principal on all long term Consolidated Indebtedness scheduled to be paid during the subsequent four fiscal quarters. For purposes of this definition and the calculation of this ratio, long term Consolidated Indebtedness shall include one-seventh (1/7) of the principal amount outstanding under this revolving credit facility at the end of such twelve month period.

          "Consolidated Current Liabilities" shall mean, at a particular date, all amounts which would, in conformity with GAAP, be included under current liabilities on a consolidated balance sheet of PDK and its Subsidiaries as at such date, including, without limitation, (a) all obligations payable on demand or within one year after the date on which the determination is made and (b) one-seventh (1/7) of the then outstanding principal amount hereunder.

          "Consolidated Indebtedness" shall mean, at a particular date, the aggregate amount for PDK and its Subsidiaries of (i) indebtedness or liability for borrowed money; (ii) indebtedness for the deferred purchase price of property or services (including trade obligations or trade letters of credit) ;
(iii) obligations of a lessee under Capital Leases; (iv) current liabilities in respect of unfunded vested benefits under any Plan; (v) obligations under stand-by letters of credit issued for the account of the Co-Borrowers, or either of them, or any Subsidiary for purposes other than to support trade indebtedness that would be included in clause

(ii) above; (vi) obligations arising under acceptance facilities; (vii) all guaranties, endorsements (other than for collection or deposit in the ordinary course of business) and other contingent obligations to purchase, to provide funds for payment, to supply funds to invest in any Person, or otherwise to assure a creditor against loss; (viii) obligations secured by any Lien on property owned by the Co-Borrowers, or any of them, or any Subsidiary whether or not the obligations have been assumed; and (ix) all other liabilities recorded as such, or which should be recorded as such, on the consolidated financial statements of PDK and its Subsidiaries in accordance with GAAP.

          "Consolidated Intangibles" shall mean at a particular date, the aggregate amount of all assets of PDK and its Subsidiaries, determined on a consolidated basis at such date, that would be classified as intangible assets in accordance with GAAP, but in any event including, without limitation, customer lists, unamortized debt discount expense, unamortized organization and reorganization expense, costs in excess of the net asset value of acquired companies, patents, trade or service marks, franchises, trade names, goodwill and the amount of any write-up in the book value of any assets resulting from the revaluation (other than revaluations arising out of foreign currency valuations in accordance with GAAP) thereof.

          "Consolidated Liquid Assets" shall mean, at a particular date, all amounts which would, in conformity with GAAP, be included under cash, marketable securities and accounts receivable on a consolidated balance sheet of PDK and its Subsidiaries at such date.

          "Consolidated Net Income" shall mean, at a particular date, the aggregate amount which would, in accordance with GAAP, be classified as consolidated net income, after taxes, in a consolidated income statement of PDK and its Subsidiaries as at such date.

          "Consolidated Quick Ratio" shall mean the ratio of (i) Consolidated Liquid Assets to (ii) Consolidated Current Liabilities.

          "Consolidated Tangible Net Worth" shall mean, at any time outstanding, the amount by which (i) the par value (or value stated on the books) of all classes of the capital stock of PDK plus (or minus in the case of a deficit) the amount of the consolidated surplus, whether capital or earned, of PDK and its Subsidiaries exceeds (ii) the sum of the amount of Consolidated Intangibles, plus treasury stock, plus leasehold improvements, plus loans and advances to officers, stockholders, and employees of the Co-Borrowers or their Subsidiaries plus loans to, or Investments in any other Person which is not a Guarantor. For the purposes of this definition, Investments shall be deemed to include only those types of investments described in Section 6.5(g), Section 6.5(h), Section 6.5(k) and Section 6.5(m) hereto.

          "Consolidated Total Assets" shall mean, at a particular date, all amounts which would, in conformity with GAAP, be included under total assets on a consolidated balance sheet of a Co-Borrower and its Subsidiaries at such date.

          "Consolidated Total Liabilities" shall mean, at a particular date, all amounts which would, in conformity with GAAP, be included under total liabilities on a consolidated balance sheet of a Co-Borrower and its Subsidiaries at such date.

          "Default" shall mean any of the events specified in Section 7.1 hereof, whether or not any requirement for the giving of notice or the lapse of time or both or any other condition has been satisfied.

          "Dollars" or "$" shall mean United States Dollars.

          "ERISA" shall mean the Employee Retirement Income act of 1974, as amended from time to time.

          "ERISA Affiliate" shall mean any trade or business (whether or not incorporated) which together with any other Person would be treated, with such Person, as a single employer under Section 4001 of ERISA.

          "Eurodollar Loan" shall mean a Loan at such time as it is made or maintained at a rate of interest based on the Eurodollar Rate.

          "Eurodollar Rate" shall mean for each Interest Period the rate per annum, adjusted as provided in the following sentence, at which U.S. dollar deposits are offered to the Agent's Eurodollar lending office (the "Lending Office") in the interbank eurodollar market in which such Lending Office customarily deals as at the relevant local time of such Lending Office, two (2) Working Days prior to the first day of such Interest Period for delivery on the first day of such Interest Period, for the number of days in such Interest Period in an amount equal to, for each Eurodollar Loan, the amount of such Eurodollar Loan which will be outstanding during such Interest Period. The interest rate determined under this paragraph shall be adjusted by dividing such interest rate by the number equal to 1.00 minus the Reserve Requirement. As used in this definition, "relevant local time" shall mean 11:00 A.M. local time in London, England when the Lending Office operates on London time or 10:00 A.M. New York time when the Lending Office operates on New York time.

          "Event of Default" shall mean any of the events specified in
Section 7.1 hereof, provided that any requirement for the giving of notice or the lapse of time or both has been satisfied.


          "Existing Term Loans" shall mean the existing term loans made by Chase to PDK and evidenced by the Existing Term Notes.

          "Existing Term Notes" shall mean the promissory notes of PDK in favor of the Chase dated November 30, 1992, July 6, 1995 and March 28, 1996, respectively, and evidencing the Existing Term Loans.

          "Futurebiotics Credit Agreement" shall mean the Revolving Credit Agreement dated as of December 13, 1994 by and between Futurebiotics and Chase (formerly known as Chemical Bank), as amended by a First Amendment dated as of February 27, 1995, a Second Amendment, dated as of July 6, 1995, a Third Amendment, dated as of March 28, 1996 and a Fourth Amendment dated as of June 11, 1996.

          "Futurebiotics Notes" shall mean the promissory notes of the Co-Borrowers payable to the order of each Bank, in substantially the form of Exhibit A-2 hereto, evidencing the indebtedness of the Co-Borrowers to such Bank incurred in connection with Loans made for the benefit of Futurebiotics in accordance with the terms hereof.

          "Futurebiotics Sublimit" shall mean $4,000,000 or such lesser amount as may be in effect from time to time hereunder.

          "GAAP" shall mean Generally Accepted Accounting Principles.

          "Generally Accepted Accounting Principles" shall mean those generally accepted accounting principles and practices which are recognized as such by the American Institute of Certified Public Accountants acting through the Financial Accounting Standards Board ("FASB") or through other appropriate boards or committees thereof and which are consistently applied for all periods so as to properly reflect the financial condition, operations and cash flows of PDK and its Subsidiaries, except that any accounting principle or practice required to be changed by the FASB (or other appropriate board or committee of the FASB) in order to continue as a generally accepted accounting principle or practice may be so changed. Any dispute or disagreement between the Co-Borrowers and the Banks relating to the determination of Generally Accepted Accounting Principles shall, in the absence of manifest error, be conclusively resolved for all purposes hereof by the written opinion with respect thereto, delivered to the Agent, of the independent accountants selected by the Co-Borrowers and approved by the Banks for the purpose of auditing the periodic financial statements of the Co-Borrowers.

          "Guarantor" or "Guarantors" shall mean PDI and all present and future Subsidiaries of the Co-Borrowers and the Guarantors.

          "Guarantor's Security Agreement" shall mean each Guarantor's Security Agreement executed by a Guarantor in favor of the Agent for the benefit of the Banks hereunder in substantially the form of Exhibit D annexed hereto.

          "Guaranty" or "Guaranties" shall mean each guaranty executed and delivered by a Guarantor hereunder in substantially the form of Exhibit C annexed hereto.

          "Hazardous Materials" shall mean, without limit, any flammable explosives, radioactive materials, hazardous materials, hazardous wastes, hazardous or toxic substances, or related materials defined in the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Sections 9601, et. seq.), the Hazardous Materials Transportation Act, as amended (49 U.S.C. Section 1801 et. seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. Sections 9601 et. seq.), and in the regulations adopted and publications promulgated pursuant thereto, or any other federal, state or local environmental law, ordinance, rule or regulation.

          "Insolvency" shall mean with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of such term as used in
Section 4245 of ERISA.

          "Insolvent" shall pertain to the condition of Insolvency.

          "Interest Period" shall mean with respect to any Eurodollar Loan, initially, the period commencing on the date of borrowing with respect to such Eurodollar Loan and ending one, two or three months thereafter as selected by the Company in its notice of borrowing as provided in Section 2.3 and thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, two or three months thereafter, as selected by the Company by irrevocable notice to the Agent not less than three (3) Working Days prior to the last day of the then current Interest Period with respect to such Eurodollar Loan; provided that:

               (A) no Interest Period shall end later than the Termination Date;

               (B) if any Interest Period would end on a day which is not a Working Day, that Interest Period shall be extended to the next succeeding Working Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Working Day; and

               (C) any Interest Period that begins on the last Working Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Working Day of a calendar month.

          "Investment" shall mean any stock, evidence of debt or other security of any Person, any loan, advance, contribution of capital, extension of credit or commitment therefor, including without limitation the guaranty of loans made to others (except for current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms in the ordinary course of business), to another Person, and any purchase of (i) any security of another Person or (ii) any business or undertaking of any Person or any commitment or option to make any such purchase, or any other investment.

          "Letter of Credit Outstandings" shall mean the aggregate sum of the amounts available to be drawn under letters of credit issued by the Banks for the account of the Co-Borrowers and any Guarantor and the amounts of unreimbursed drawings under such letters of credit.

          "Lien" shall mean any mortgage, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), or preference, priority, or other security agreement or preferential arrangement, charge or encumbrance of any kind or nature whatsoever, including, without limitation, any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction to evidence any of the foregoing.

          "Loan" or "Loans" shall mean one or more of the revolving credit loans made by the Banks to the Co-Borrowers pursuant to Section 2.1 hereof and shall include Base Rate Loans and Eurodollar Loans.

          "Loan Documents" shall mean any and all of the Agreement, the Notes, the Security Agreements, the Guaranties, the Guarantor's Security Agreements, any agreements or documents referred to in Article 3 hereof and all other documents and instruments executed in connection herewith.

          "Material Adverse Change" shall mean, with respect to any Person,
(i) a material adverse change in the financial condition, business, operations, properties, or assets of such Person or (ii) the occurrence of any event with respect to such Person which could have a material adverse effect on the ability of such Person to perform its obligations under the Loan Documents.

          "Multiemployer Plan" shall mean a Plan which is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

          "Notes" shall mean the Futurebiotics Notes and the PDK Notes.

          "PBGC" shall mean the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.


          "PDI" shall mean PDI Labs, Inc., a New York corporation having its principal place of business at 145 Ricefield Lane, Hauppauge, New York 11788.

          "PDK Credit Agreement" shall mean the Amended and Restated Revolving Credit Agreement, dated July 6, 1995 by and between PDK and Chase (formerly known as Chemical Bank), as amended by a First Amendment, dated as of August 31, 1995, a Second Amendment, dated as of March 28, 1996 and a Third Amendment, dated as of June 11, 1996.

          "PDK Notes" shall mean the promissory notes of the Co-Borrowers payable to the order of each Bank, in substantially the form of Exhibit A-1 annexed hereto, evidencing the indebtedness of the Co-Borrowers to such Bank resulting from loans made by such Bank made for the benefit of PDK in accordance with the terms hereof.

          "PDK Sublimit" shall mean $11,000,000 or such lesser amount as may be in effect from time to time hereunder.

          "Permitted Acquisition" means the acquisition by the Co-Borrowers, or either of them, of the stock or assets of any Person engaged in a similar type of business as the Co-Borrowers (an "Eligible Business") provided that: (i) after giving effect thereto, the nature and scope of the business of the Co-Borrowers shall not have been materially changed; (ii) the Permitted Acquisition Purchase Price of all such purchases shall not exceed $6,000,000 in the aggregate during any fiscal year of the Co-Borrowers, and that the Permitted Acquisition Purchase Price of any such acquisition does not exceed $5,000,000 and that not more than $5,000,000 of the Permitted Acquisition Purchase Price of all such acquisitions in the aggregate during any fiscal year of the Borrower shall be paid in cash; (iii) prior to giving effect to such acquisition, the Agent shall be provided with satisfactory evidence that such acquisition shall not be a "hostile" acquisition or other "hostile" transaction (i.e., such transactions shall have been approved by the Board of Directors of the Eligible Business); or (iv) such Eligible Business, in the case of a purchase of stock, shall be incorporated in or organized under the laws of a State of the United States or, if such acquisition is of assets, such assets shall be located in the United States. In addition, no acquisition shall be a Permitted Acquisition hereunder unless on or before the 30th day prior to the closing of such acquisition, the Agent shall have been provided satisfactory evidence that:

          (i) on a proforma basis, that the acquisition shall not (i) increase by 100% or more the Consolidated Total Liabilities of the Co-Borrowers, or either of them, and (ii) result in a leverage ratio as measured by Consolidated Total Liabilities to Consolidated Total Assets (the "Leverage Ratio") higher than 50% for PDK and its subsidiaries or for Futurebiotics and its Subsidiaries. For purposes of this definition (x) Consolidated Total Liabilities shall include all forms of Indebtedness reflected on a consolidated balance sheet of the relevant entity and its Subsidiaries and claims including all Subordinated Debt and non-perpetual preferred stock, which shall mean preferred stock that has a maturity date and that can be redeemed at the option of the holder of the instrument and (y) Consolidated Total Assets shall include intangible assets;

          (ii) such acquisition shall not (A) result in a Leverage Ratio higher than 75% for either Co-Borrower and its Subsidiaries and (B) cause 25% or more of the Consolidated Total Liabilities of either Co-Borrower and its Subsidiaries after the acquisition to be derived from past or present buyouts, acquisitions or recapitalizations.

For purposes of clause (ii) (B) above, an acquisition shall be deemed to result in more than 25% of the Consolidated Total Liabilities of a Co-Borrower and its Subsidiaries to be derived from past or present buyouts, acquisitions or recapitalizations if the total liabilities of the acquired entity plus the then current balance of indebtedness, excluding trade payables, incurred or created in connection with all prior acquisitions equals or exceeds 25% of the Consolidated Total Liabilities of such Co-Borrower and its Subsidiaries.

          "Permitted Acquisition Purchase Price" shall mean, with respect to any Permitted Acquisition, collectively, without duplication, (i) all cash paid by the Co-Borrowers or any of their

Subsidiaries in connection with such Permitted Acquisition, including in respect of transaction costs, fees and other expenses incurred by the Co-Borrowers or any of their Subsidiaries in connection with such Permitted Acquisition, (ii) all indebtedness created, and all indebtedness assumed, by the Co-Borrowers or any of their Subsidiaries in connection with such Permitted Acquisition, (iii) the value of all capital stock issued by the Co-Borrowers or any of their Subsidiaries in connection with such Permitted Acquisition and (iv) any deferred portion of the purchase price or any other costs paid by the Co-Borrowers or any of their Subsidiaries in connection with such Permitted Acquisition, including but not limited to consulting agreements and non-compete agreements.

          "Person" shall mean an individual, partnership, corporation, business trust, joint stock company, limited liability company, trust, unincorporated association, joint venture, government authority or other entity of whatever nature.

          "Plan" shall mean at any particular time, any employee benefit plan which is covered by ERISA and in respect of which the Co-Borrowers, or either of them, or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an employer as defined in Section 3(5) of ERISA.

          "Prohibited Transaction" shall mean any transaction set forth in
Section 406 of ERISA or Section 4975 of the Internal Revenue Code of 1986, as amended from time to time.

          "Regulation D" shall mean Regulation D of the Board of Governors, as the same may be amended and in effect from time to time.


          "Regulation G" shall mean Regulation G of the Board of Governors, as the same may be amended and in effect from time to time.

          "Regulation T" shall mean Regulation T of the Board of Governors, as the same may be amended and in effect from time to time.

          "Regulation U" shall mean Regulation U of the Board of

Governors, as the same may be amended and in effect from time to time.

          "Regulation X" shall mean Regulation X of the Board of Governors, as the same may be amended and in effect from time to time.

          "Reorganization" shall mean, with respect to any Multiemployer Plan, the condition that such Plan is in reorganization within the meaning of such term as used in Section 4241 of ERISA.

          "Reportable Event" shall mean any of the events set forth in Section 4043(b) of ERISA, other than those events as to which the thirty-day notice period is waived under subsections .13, .14, .16, .18, .19 or .20 of PBGC
Reg. Section 2615.

          "Required Banks" shall mean, at any time, Banks having at least 66-2/3% of the total Commitments.

          "Reserve Requirement" means, with respect to each Interest Period for each Eurodollar Loan, the aggregate of the maximum rates (expressed as a percentage and rounded upwards if necessary to the nearest 1/100th of 1%) of reserve requirements current on the date two Working Days prior to the beginning of such Interest Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto), as now and/or from time to time hereafter in effect, relating to reserve requirements prescribed for eurocurrency funding maintained by a member bank of such system. Such reserve percentages shall include, without limitation, those imposed under Regulation D. Eurodollar Loans shall be deemed to constitute "eurocurrency liabilities" (as defined in Regulation D) and, as such, shall be deemed to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets which may be available to any bank under Regulation D. The Reserve Requirement shall be adjusted automatically on and as of the effective date of any change in any such reserve percentage.

          "Security Agreement" shall mean each security agreement executed by a Co-Borrower in favor of the Agent for the benefit of the Banks hereunder substantially in the form of Exhibit B annexed hereto.

          "Single Employer Plan" shall mean any Plan which is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

          "Solvent" means, when used with respect to any Person on a particular date, that on such date: (a) the fair saleable value of its assets is in excess of the total amount of its liabilities, including, without limitation, the reasonable expected amount of such Person's obligations with respect to contingent liabilities, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its indebtedness as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur indebtedness or liabilities beyond such Person's ability to pay as such indebtedness and liabilities mature and (d) such Person is not engaged in business or a transaction for which such Person's property would constitute an unreasonably small capital.

          "Subordinated Debt" shall mean all indebtedness of a Person, the repayment of which the obligee has agreed in writing, on terms approved in advance by the Agent in writing, shall be subordinated in right of payment to all indebtedness of such Person to the Banks.

          "Subsidiary" shall mean with respect to any Person, any corporation, partnership or joint venture whether now existing or hereafter organized or acquired: (i) in the case of a corporation, of which a majority of the securities having ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) are at the time owned by such Person and/or one or more Subsidiaries of such Person or (ii) in the case of a partnership or joint venture, of which a majority of the partnership or other ownership interests are at the time owned by such Person and/or one or more of its Subsidiaries.

          "Termination Date" shall mean the earlier of September 25, 1999 or the date the Commitments may be terminated.

          "Total Commitment" means, at any time, the aggregate of the Commitments in effect from time to time.

          "Working Day" shall mean any day on which dealings in foreign currencies and exchange between banks may be carried on in the places where the Agent's eurodollar lending office is located and in New York.

S1.          Use of Defined Terms. All terms defined in this Agreement shall have the defined meanings when used in the Notes, the Loan Documents, certificates, reports or other documents made or delivered pursuant to this Agreement unless the context shall otherwise require.

S2.              Accounting Terms.  All accounting terms not specifically

defined herein shall be construed in accordance with GAAP.

A1.                  AMOUNT AND TERMS OF THE REVOLVING CREDIT LOANS

S1.
Revolving Credit Loans. Subject to the terms and conditions of this Agreement, each of the Banks severally (but not jointly) agree to make Loans in Dollars to the Co-Borrowers at any time and from time to time on or after the date hereof, to and including the Termination Date, in an aggregate principal amount outstanding at any one time up to but not exceeding its Commitment Proportion of the difference between (i) the Total Commitments and (ii) the Letter of Credit Outstandings. The Loans may be outstanding as Base Rate Loans or Eurodollar Loans; provided, however, that during the occurrence and continuance of a Default or an Event of Default, the Banks shall have no obligation to make Eurodollar Loans. Subject to the foregoing limits, the Co-Borrowers may use the Commitment by borrowing, repaying and reborrowing, all in accordance with the terms and conditions of this Agreement. Notwithstanding the foregoing, in no event shall the aggregate principal amount of Loans made available to PDK exceed PDK Sublimit and in no event shall the aggregate principal amount of Loans made available to Futurebiotics exceed the Futurebiotics Sublimit.

S2.
The Notes. The Loans made by each Bank for the benefit of PDK shall be evidenced by a single promissory note in favor of such Bank substantially in the form of Exhibit A-1 annexed hereto with appropriate insertions, duly executed and completed by the Co-Borrowers. The Loans made by each Bank for the benefit of Futurebiotics shall be evidenced by a single promissory note in favor of such Bank substantially in the form of Exhibit A-2 annexed hereto with appropriate insertions, duly executed and completed by the Co-Borrowers. Each Bank is hereby authorized to record the date, type and amount of each Loan, the date and amount of each payment of principal thereof, the principal amount subject thereto and the interest rate and Interest Period with respect thereto in the Bank's records and/or on schedules annexed to and constituting a part of the Notes, and, absent manifest error, any such recordation shall constitute conclusive evidence of the information so recorded; provided, that the failure to make such recordation shall not in any way affect the obligations of the Co-Borrowers to repay the Loans. The Notes (a) shall be dated the date hereof, (b) be stated to mature on the Termination Date and (c) bear interest on the unpaid principal amount thereof as follows:

                                                                            (a)
Each Base Rate Loan shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the Alternate Base Rate. Interest on Base Rate Loans shall be payable monthly on the first Business Day of each month commencing on the first such date after a Base Rate Loan is made and upon payment or prepayment in full of the unpaid principal amount thereof.

                                                                            (b)
Each Eurodollar Loan shall bear interest on the unpaid principal amount thereof at a rate per annum equal to 2% above the Eurodollar Rate. Interest on each Eurodollar Loan shall be payable on the last day of each Interest Period applicable thereto, and upon payment or prepayment in full of the unpaid principal amount thereof. If applicable, interest on each Eurodollar Loan with an Interest Period greater than one month shall also be payable on the first Business Day of each month from the date of such Eurodollar Loan, and on the first Business Day of each month thereafter.

                                                                            (c)
The unpaid principal amount of all Base Rate Loans and Eurodollar Loans shall be payable on the Termination Date. If all or a portion of any principal amount of any loan shall not be paid when due (whether as stated, by acceleration or otherwise), such loan, if a Eurodollar Loan, shall be converted to a Base Rate Loan at the end of the relevant Interest Period applicable thereto, and any such overdue principal amount shall bear interest at a rate per annum which is 2% above the rate which would otherwise be applicable pursuant to the terms of this Section 2.2.

S3.
Notice of Borrowing; Minimum Amounts. (a) The Co-Borrowers shall give the Agent prior telephonic notice followed by written, telegraphic or tested telex confirmation of the date, the borrowing option, the applicable Interest Period, if any, and the amount of each borrowing pursuant to the Commitment at least by 11:00 a.m. (i) on the borrowing date of any Base Rate Loan, and (ii) at least three (3) Working Days prior to the borrowing date of any Eurodollar Loan. Each such notice, which shall be effective only upon receipt thereof by the Agent, shall also include a certification, if form and substance satisfactory to the Agent, indicating which of the Co-Borrowers will receive the proceeds of such Loan. Notice of receipt of any such notice shall be provided by the Agent to each Bank with reasonable promptness.

          (b) Each Bank will make its share of each borrowing available to the Agent by 12:00 p.m. on the date of such borrowing in immediately available funds. Unless any applicable condition specified in Article 3 has not been satisfied, the amounts so received by the Agent will be made available to the Co-Borrowers by credit to an account of the Co-Borrowers maintained at the Agent. All Loans requested by the Co-Borrowers to benefit PDK shall be credited to an account of PDK maintained at the Agent and all Loans represented by the Co-Borrowers to benefit Futurebiotics shall be credited to an account of Futurebiotics maintained at the Agent.

          (c) At least three (3) Working Days prior to the last day of any Interest Period with respect to any Eurodollar Loan, the Co-Borrowers may give the Agent notice of their election to continue such Eurodollar Loan, specifying the resulting Interest Period. If the Co-Borrowers shall fail to give such notice, any loan affected thereby shall be automatically converted to a Base Rate Loan at the end of such Interest Period. Upon at least three (3) Working Days' prior written notice, the Co-Borrowers may give the Agent notice of their election to convert a Base Rate Loan to a Eurodollar Loan, specifying the resulting Interest Period. Notice of receipt of any such notice shall be provided by the Agent to the Banks with reasonable promptness. The Banks may, but shall be under no obligation to, continue any Eurodollar Loan as such or to convert any Base Rate Loan to a Eurodollar Loan, when any Default or Event of Default has occurred and is continuing, but any such Eurodollar

Loan shall be automatically converted to a Base Rate Loan on the last day of the Interest Period applicable thereto, and any such Base Rate Loan shall be continued as a Base Rate Loan, as the case may be.

          (d) Except for borrowings which exhaust the full remaining amount of the Commitments, each borrowing of Base Rate Loans shall be in an amount at least equal to $100,000 and, if greater, in integral multiples of $100,000 in excess thereof, and each borrowing of Eurodollar Loans shall be in an amount at least equal to $500,000, and, if greater, in integral multiples of $100,000 in excess thereof.

S1.
Commitment Fee. The Co-Borrowers agree to pay to the Agent for the pro rata account of each Bank a commitment fee for the period from and including the date hereof to and including the Termination Date, computed at the rate of 1/4 of 1% per annum on the average daily unused portion of the Total Commitments in effect during the period for which payment is made. Such commitment fee shall be payable on the last day of each March, June, September and December, and on the Termination Date.

S2.
Termination or Reduction of Commitment; Acceleration of Termination Date. The Co-Borrowers shall have the right, upon not less than three (3) Business Days prior written notice to the Agent, to terminate the Commitment in whole at any time or to reduce the Commitments in part from time to time, or to accelerate the Termination Date, provided that (a) any reduction of the Commitments shall be accompanied by prepayment, together with accrued interest on the amount so prepaid and any payment required by Section 2.12(iv), to the extent, if any, that the aggregate unpaid principal amount of the Note exceeds the Commitment as then reduced, (b) any termination of the Commitments shall be accompanied by payment in full of the unpaid principal amount of the Notes, together with accrued interest thereon and any payment required by Section 2.12(iv), and the payment of any commitment fee then accrued hereunder, (c) any acceleration of the Termination Date shall be accompanied by the payment of any commitment fee then accrued hereunder and any payment required by Section 2.12 (iv) and (d) any partial reduction in the Commitments shall reduce the Futurebiotics Sublimit and/or PDK Sublimit in such amounts as the Co-Borrowers' may elect in their notice to the Agent. If the Co-

Borrowers do not specify a different allocation in the notice required to be delivered to the Agent hereunder, any reduction in the Commitment shall be applied to reduce the Futurebiotics Sublimit and PDK Sublimit proportionately. Any partial reduction shall be in an aggregate principal amount of $50,000 or a multiple thereof and shall reduce permanently the Commitments then in effect hereunder. The Commitments, once reduced or terminated, shall not be increased or reinstated, as the case may be.

S3.
Changes in Capital Requirements. If after the date hereof, any Bank shall have determined that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof, by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on such Bank's capital as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such adoption, change or compliance (taking into consideration such Bank's policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then such Bank shall notify the Agent and the Co-Borrowers of such event and within 15 days after such notice is delivered by such Bank hereunder, the Co-Borrowers shall pay to the Agent for the benefit of such Bank such additional amount or amounts as will compensate such Bank for such reduction.

1. Voluntary Prepayments. The Co-Borrowers may prepay any Base Rate Loan without premium or penalty in whole at any time or in part from time to time, and any Eurodollar Loan without premium or penalty in whole or in part on the last day of any Interest Period applicable thereto. Eurodollar Loans may not be prepaid during an Interest Period without the prior written consent of the Agent. Partial prepayments of the Loans shall be in the principal amount of $25,000 or multiples thereof if repayment is of a Base Rate Loan, and $250,000 or multiples thereof if repayment is of a Eurodollar Loan, together with payment of accrued interest thereon to the date of the prepayment (and, if applicable, the payment required by Section 2.12 (iv)). The Co-Borrowers shall give to the Agent and each Bank at least three (3) Business Days prior written, telegraphic or tested telex notice of any repayment or prepayment, specifying the date and the amount thereof.

S1. Computation of Interest and Commitment Fee; Payments. Commitment fees, if any, and interest shall be calculated on the basis of a 360 day year for the actual days elapsed. Any change in the interest rate on the Notes resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate shall become effective. All payments (including prepayments) by the Co-Borrowers on account of principal and interest on the Loans and the commitment fee hereunder shall be made not later than 10:00 a.m. on the date specified herein to the Agent for the benefit of the Banks, at the Agent's office located at 395 North Service Road, Suite 302, Melville, New York 11747 in Dollars in immediately available funds. If any payment on a Base Rate Loan becomes due and payable on a day other than a Business Day the maturity thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Working Day, the maturity thereof shall be extended to the next succeeding Working Day unless the result of such extension would be to extend such payment into another calendar month in which event such payment shall be made on the immediately preceding Working Day.

S2. Inability to Determine Rate. If with respect to any Interest Period pertaining to a Eurodollar Loan, the Agent determines that extraordinary circumstances affecting the relevant market make it impracticable to ascertain the interest rate applicable for such Interest Period, the Agent shall promptly notify the Co-Borrowers and each Bank of such determination and no additional Eurodollar Loans shall be made nor shall there be any conversions thereto until such notice is withdrawn. If any Eurodollar Loan is outstanding on the date of such notice and such notice has not been withdrawn on the last day of the then current Interest Period applicable thereto, the Co-Borrowers may on the last day of such Interest Period either convert such Eurodollar Loan to a Base Rate Loan or prepay the outstanding principal balance thereof and accrued interest thereon in full.

S3. Illegality. Notwithstanding any other provisions of this Agreement, if any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof, shall make it unlawful for any Bank to make or maintain Eurodollar Loans as contemplated by this Agreement, then (a) such Bank shall promptly notify the Agent thereof (with a copy to the Co-Borrowers) and such Bank's obligation to make or maintain Eurodollar Loans or convert Base Rate Loans to Eurodollar Loans shall forthwith be suspended until such time as such Bank may again make and maintain such Loans and (b) Loans then outstanding as Eurodollar Loans, if any, shall be converted to Base Rate Loans on the last day of the Interest Period applicable thereto or within such earlier period as required by law. The Co-Borrowers hereby agree to promptly pay to the Agent for the benefit of the affected Bank, upon the demand of such Bank through the Agent, any amounts required by Section 2.12(iv) resulting from a prepayment of a Eurodollar Loan.

S4. Requirements of Law. In the event that any law, regulation, treaty or directive or any change therein or in the interpretation or application thereof or compliance by any Bank with any request or directive (whether or not having the force of law) from any central bank or other governmental authority, agency or instrumentality:

               (i) does or shall subject such Bank to any tax of any kind whatsoever with respect to this Agreement, its Commitment, the Notes or any Loans made hereunder, or change the basis of taxation of payments to such Bank of principal, commitment fee, interest or any other amount payable hereunder (except for changes in the rate of any tax presently imposed on such Bank);


               (ii) does or shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Bank which are not otherwise included in the determination of the Eurodollar Rate hereunder;

               (iii)  does or shall impose on such Bank any other condition;

and the result of any of the foregoing is to increase the cost to such Bank of making, renewing or maintaining commitments, advances or extensions of credit to the Co-Borrowers or to reduce any amount receivable from the Co-Borrowers thereunder then, in any such case, the Co-Borrowers shall promptly pay to the Agent for the account of each Bank, upon the demand of such Bank through the Agent, any additional amounts necessary to compensate such Bank for such additional cost or reduced amount receivable which such Bank deems to be material as determined by such Bank with respect to this Agreement, its Commitment, the Notes or the Loans made hereunder. If any Bank becomes entitled to claim any additional amounts pursuant to this Section 2.11, it shall promptly notify the Co-Borrowers and the Agent of the event by reason of which it has become so entitled. A certificate setting forth calculations as to any additional amounts payable pursuant to the foregoing sentence submitted by such Bank to the Agent the Co-Borrowers shall be conclusive in the absence of manifest error.

S1. Indemnification. The Co-Borrowers agree to indemnify each Bank (including, without limitation, the Agent) and to hold each Bank harmless from any loss or expense which such Bank may sustain or incur as a consequence of (i) default by the Co-Borrowers in payment when due of the principal amount of or interest on any Eurodollar Loan, (ii) default by the Co-Borrowers in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Co-Borrowers have given a notice requesting the same in accordance with the provisions of this Agreement, (iii) default by the Co-Borrowers in making any prepayment after the Co-Borrowers have given a notice thereof in accordance with the provisions of this Agreement, or (iv) the making of a prepayment of Eurodollar Loans on a day which is not the last day of an Interest Period with respect thereto, including, without limitation, in each case, any such loss (including lost profits) or expense arising from the reemployment of funds obtained by it or from fees payable to terminate the deposits from which such funds were obtained. This covenant shall survive the termination of this Agreement and the payment of the Notes and all other amounts payable hereunder.

S2. Use of Proceeds. (a) No part of the proceeds of any borrowing hereunder will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. If requested by the Agent, the Co-Borrowers will furnish to the Agent a statement in conformity with the requirements of Federal Reserve Form U-1 referred to in Regulation U and to the foregoing effect. No part of the proceeds of the Loans will be used for any purpose which violates, or which is inconsistent with, the provisions of Regulation G, Regulation T, Regulation U or Regulation X.

          (a) The proceeds of the Loans shall be used (i) to refinance all obligations of the Co-Borrowers (other than the obligations of PDK with respect to the Existing Term Loans), under the Futurebiotics Credit Agreement and PDK Credit Agreement; and (ii) subject to the Futurebiotics Sublimit and PDK Sublimit, to finance the ongoing working capital needs and capital expenditures of the Co-Borrowers. The proceeds of the Loans shall not be used to finance acquisitions.

S3. Authorization to Debit Co-Borrowers' Accounts. The Agent is hereby authorized to debit any account of the Co-Borrowers or of either Co-Borrower maintained with the Agent for (i) all scheduled payments of principal and/or interest under the Notes, and (ii) the commitment fee and all other amounts due hereunder; all such debits to be made on the days such payments are due in accordance with the terms hereof.

S4. Default Interest. Upon the occurrence and during the continuation of a Default, the Co-Borrowers shall pay interest on all amounts owing under the Notes and this Agreement (after as well as before judgment) at a rate per annum (computed on the basis of the actual number of days elapsed and a year of 360 days) equal to 2% in excess of the interest rate otherwise in effect hereunder.

S5. Interest Adjustments. (a) If the provisions of this Agreement or the Notes would at any time otherwise require payment by the Co-Borrowers to the Agent for the benefit of the Banks of any amount of interest in excess of the maximum amount then permitted by applicable law the interest payments shall be reduced to the extent necessary so that the Banks shall not receive interest in excess of such maximum amount. To the extent that, pursuant to the foregoing sentence, the Banks shall receive interest payments hereunder or under the Notes in an amount less than the amount otherwise provided, such deficit (hereinafter called the "Interest Deficit") will cumulate and will be carried forward (without interest) until the termination of this Agreement. Interest otherwise payable to the Banks hereunder and under the Notes for any subsequent period shall be increased by such maximum amount of the Interest Deficit that may be so added without causing the Banks to receive interest in excess of the maximum amount then permitted by applicable law.

          (a) To the extent permitted by law, the amount of the Interest
Deficit shall be treated as a prepayment penalty and paid in full at the time of any optional prepayment by the Co-Borrowers to the Banks of all outstanding Loans.


S6. Participations, Etc. Each Bank shall have the right at any time, with or without notice to the Co-Borrowers, to sell, assign, transfer or negotiate all or any part of its Notes or its Commitments or grant participations therein to one or more banks (foreign or domestic, including an affiliate of any Bank), insurance companies or other financial institutions, pension funds or mutual funds. The Co-Borrowers and the Guarantors agree and consent to the Agent providing financial and other information regarding their business and operations to prospective purchasers or participants and further agree that to the extent that any Bank should sell, assign, transfer or negotiate all or any part of the Notes or the Commitment, such Bank shall be forever released and discharged from its obligations under the Notes, the Commitment and this Agreement to the extent same is sold, assigned, transferred or negotiated. Each Bank shall have the right, at any time and from time to time, to pledge the Notes to any Federal Reserve Bank. In the event that any Bank sells, assigns or transfers all or any part of its Commitment hereunder to another bank, such other bank shall be deemed to be a "Bank" for all purposes hereof and shall execute such documents or instruments as are required by the Agent to give effect to the provisions of this Section 2.17 including, without limitation, an intercreditor agreement and a collateral agency agreement, in form and substance satisfactory to the Agent.

A1.                        CONDITIONS OF BORROWING

S1. Conditions of Initial Revolving Credit Loan. The obligation of the Banks to make the initial Loan hereunder shall be subject to the fulfillment of the following conditions precedent:

          (a) the Agent shall have received on or before the date hereof each of the following, with copies for each Bank, each in form and substance reasonably satisfactory to the Agent and its counsel:

               (i) this Agreement and the Notes executed in favor of the Banks duly executed by the Co-Borrowers;

               (ii) a certificate of the Secretary of each of the Co-Borrowers and each of the Guarantors, dated the Closing Date, attesting to all corporate action taken by such entity, including resolutions of its Board of Directors authorizing the execution, delivery and performance of the Loan Documents and each other document to be delivered pursuant to this Agreement, together with certified copies of the certificate or articles of incorporation and the by-laws of each of the Co-Borrowers and each of the Guarantors; and, such certificate shall state that the resolutions and corporate documents thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

               (iii) a certificate of the Secretary of each of the Co-Borrowers and each of the Guarantors, dated the Closing Date, certifying the names and true signatures of the officers of such entity authorized to sign the Loan Documents and the other documents to be delivered by such entity under this Agreement;

               (iv) a certificate of a duly authorized officer of each of the Co-Borrowers, dated the Closing Date, stating that the representations and warranties in Article 4 are true and correct on such date as though made on and as of such date and that no event has occurred and is continuing which constitutes a Default or Event of Default;

               (v) Security Agreements duly executed by each of the Co-Borrowers and Guarantor's Security Agreements executed by each of the Guarantors, together with (A) fully completed and executed financing statements on Form UCC-1, in proper form for filing duly filed under the Uniform Commercial Code in all jurisdictions necessary or, in the reasonable discretion of the Agent, desirable to perfect the security interests to be granted hereunder and under the Security Agreements and the Guarantor's Security Agreements and (B) UCC search results identifying all of the financing statements on file with respect to each Co-Borrower and each Guarantor in all jurisdictions referred to under clause (A) hereof, indicating that no party claims an interest in any of the Collateral;

               (vi) Guaranties, duly executed by each Guarantor;

               (vii) a favorable opinion of counsel for the Co-Borrowers and Guarantors, dated the Closing Date, in form and substance satisfactory to the Agent and its counsel;

               (viii) satisfactory evidence that the Co-Borrowers and the Guarantors are duly organized, validly existing and in good standing under the laws of their respective jurisdictions of incorporation and each other jurisdiction where qualification is necessary;

               (ix) audited consolidated balance sheet of PDK and its Subsidiaries as of November 30, 1995, and consolidated income statement and statement of cash flows of PDK and its Subsidiaries for the fiscal year then ended, all prepared in accordance with GAAP, together with the unqualified opinion thereon of Holtz Rubenstein & Co., LLP, independent certified public accountants, together with corresponding management prepared consolidating financial statements of PDK and its Subsidiaries, all prepared in accordance with GAAP under the supervision of the chief financial officer of PDK, and unaudited consolidated and consolidating balance sheets of PDK and its Subsidiaries as at May 31, 1996, together with consolidated and consolidating income statements and statements of cash flows of PDK and its Subsidiaries, for the fiscal quarter ended May 31, 1996, and for the period commencing at the end of the previous fiscal year and ending with the end of such quarter, each prepared by or under the supervision of the chief financial officer of PDK in accordance with

          GAAP.

               (x) an audited balance sheet of

          Futurebiotics as of November 30, 1995 and income statement and statement of cash flows of Futurebiotics for the fiscal year then ended, all prepared in accordance with GAAP, together with an unqualified opinion thereon of Holtz Rubenstein & Co., LLP, independent certified public accountants and an unaudited balance sheet of Futurebiotics as at May 31, 1996, together with an income statement and statement of cash flows of Futurebiotics for the fiscal quarter ended May 31, 1996 and for the period ending at the end of the previous fiscal year and ending with the end of such quarter, each prepared by or under the supervision of the chief financial officer of Futurebiotics in accordance with GAAP;

               (xi) certificates of insurance covering the Collateral and the other assets and the business of the Co-Borrowers and the Guarantors, which certificates shall designate the Agent as the "loss payee" and as an "additional insured", in form and substance and in amounts and with carriers satisfactory to the Agent in all respects;

               (xii) evidence satisfactory to the Agent that the products liability insurance referred to in Section 5.3 hereof is in full force and effect on the date hereof;

               (xiii) a complete copy of the supply agreement executed by and between PDK and Futurebiotics, together with all amendments, supplements or modifications thereof;

               (xiv) for each of PDK and Futurebiotics, a summary accounts receivable aging and a detailed aging for its 10 largest customers for the most recent month then ended, in form and substance satisfactory to the Agent;

               (xv) landlord's waivers, in form and substance satisfactory to the Agent, for each location leased by the Co-

          Borrowers or the Guarantors, or any of them, where assets of the Co-Borrowers or the Guarantors, or any of them, are located;

               (xvi) a certified copy of the certificate of dissolution of C&C Enterprises, Inc; and

               (xvii) such other documents, instruments, approvals, opinions and evidence as the Agent may reasonably require.

          (b) the Co-Borrowers shall have paid or caused to be paid in full all fees and expenses required to be paid hereunder or in connection herewith, and including all fees and expenses of the Agent incurred in connection with the preparation, execution and delivery of this Agreement and the other Facility Documents and the consummation of the transactions contemplated thereby;

          (c) the Co-Borrowers and the Guarantors shall have obtained all consents, permits and approvals required in connection with the execution, delivery and performance by the Co-Borrowers and the Guarantors of their obligations hereunder and such consents, permits and approvals shall continue in full force and effect;

          (d) the Futurebiotics Credit Agreement shall have been terminated and Chase shall be satisfied that the proceeds of the initial Loans hereunder shall be applied to pay the obligations of Futurebiotics under the Futurebiotics Credit Agreement in full;

          (e) Chase and PDK shall have entered into an amendment to the PDK Credit Agreement pursuant to which Chase's obligation to extend additional credit to PDK shall be terminated and Chase shall be satisfied that the proceeds of the initial Loans hereunder shall be applied to pay the obligations of PDK under the PDK Credit Agreement (other than its obligations with respect to the Existing Term Loans) in full;

          (f) Chase and PDK shall have entered into an amendment to the agreements giving rise to the Existing Term Loans pursuant to which PDK reaffirms its duty to pay to Chase in full its obligations thereunder;

          (g) the Agent shall be satisfied with the form and content of all Schedules delivered by the Co-Borrowers pursuant to this Agreement or any document delivered in connection herewith;

          (h) the Co-Borrowers shall provide reasonably satisfactory evidence that none of them nor any Guarantor is in default with respect to any contractual obligations to which it is a party, the effect of which may be material and adverse to any Co-Borrower or any Guarantor, or to the ability of any Co-Borrower or any Guarantor to perform its obligations hereunder or under the other Loan Documents;

          (i) results satisfactory to the Agent of all due diligence with respect to the Co-Borrowers and the Guarantors including, without limitation, trade checkings, customer checkings and litigation checkings and all due diligence with respect to management of the Co-Borrowers and/or the Guarantors;

          (j) receipt and satisfactory review by the Agent of (i) all material loan documents or credit agreements entered into by any Co-Borrower or Guarantor; (ii) all shareholder, and management agreements entered into by any

Co-Borrower or Guarantor; (iii) any employment agreement entered into by any Co-Borrower or any Guarantor and any officer of any such entity; and (iv) all lease agreements entered into by any Co-Borrower or Guarantor;

          (k) copies of each of the Co-Borrowers' customer lists, certified by the President or Chief Financial Officer of such Co-Borrower to be complete and accurate as of a date reasonably acceptable to the Agent;

          (l) since November 30, 1995, nothing shall have occurred which in the Agent's sole judgment could, individually or in the aggregate, have a material adverse effect upon (i) the rights and remedies of the Agent or the Banks under this Agreement or the other Loan Documents; (ii) the ability of any of the Co-Borrowers or the Guarantors to perform its obligations hereunder or under any other Document; or (iii) the business, property, assets, liabilities, condition (financial or otherwise), operations, results of operations or prospects of any Co-Borrower or any Guarantor after giving effect to the transactions contemplated hereby;

          (m) the Agent and its counsel shall be satisfied in all respects with their review of any litigation pending against the Co-Borrowers or any Guarantor and shall have been provided with a letter from the Co-Borrower's counsel describing the status of a litigation captioned PDK Labs Inc. v. Perry D. Krape, which is pending in New York State Court in Suffolk County; and

          (n) all legal matters in connection with this financing shall be reasonably satisfactory to the Agent and its counsel.

S2.  Additional Conditions Precedent.

     The obligation of the Banks to make any Loan shall be subject to the further conditions precedent (which shall be in addition to, and shall not be deemed to limit or modify, any of the other terms and conditions hereunder) that on the date of such Loan, the Agent shall have received the following:

          (a) a certificate executed by the Chief Financial Officer of each of the Co-Borrowers, dated as of such date, stating that (i) the representations and warranties contained in Article 4 hereof, which for purposes of this Section, shall be deemed to relate to the Co-Borrowers and to each Subsidiary as if each such Person were the subject of each such representation and warranty, are true and correct in all material respects on and as of the date of such Loan as though made on and as of such date (except when such representation or warranty by its terms relates to the date hereof or another specific date); and
(ii) no Default or Event of Default has occurred and is continuing or would result from any such Loan;

          (b) a certificate executed by the Chief Financial Officer of each of the Co-Borrowers, dated as of such date, in form and substance satisfactory to the Agent stating that the Aggregate Outstandings after giving effect to the proposed borrowing will not exceed the Commitment and demonstrating compliance, after giving effect to the proposed borrowing, the aggregate principal balance of loans made for the account of PDK shall not exceed PDK Sublimit and the aggregate principal balance of loans made for the account of Futurebiotics shall not exceed the Futurebiotics Sublimit;

          (c) copies of all invoices, bills, contracts and paid receipts in connection with any capital expenditure to be purchased, made or financed with the proceeds of any Loan; and

          (d) all other instruments and legal and corporate proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Agent and its counsel, and the Agent shall have received copies of all documents which it may have reasonably requested in connection therewith.

A1.       REPRESENTATIONS AND WARRANTIES

          In order to induce the Agent and the Banks to enter into this Agreement and to make the Loans herein provided for, the Co-Borrowers and the Guarantors hereby represent and warrant that:

S1. Corporate Existence. Each of the Co-Borrowers and the Guarantors is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and each has the corporate power to own its assets and to transact the business in which it is presently engaged, and is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction in which failure to so qualify or be in good standing could result in a Material Adverse Change in such Co-Borrower or Guarantor.

S2. Corporate Power and Authorization. Each of the Co-Borrowers and the Guarantors has the corporate power, authority and legal right to make, deliver and perform the Loan Documents to which it is a party and, with respect to the Co-Borrowers, to borrow hereunder and has taken all necessary corporate action to authorize the borrowings hereunder and the Guaranties on the terms and conditions of this Agreement, the Notes, and the Guaranties. No consent of any other party (including stockholders of the Co-Borrowers or the Guarantors), and no consent, license, approval or authorization of, or registration or declaration with, any governmental authority, bureau or agency is required in connection with the execution, delivery, performance, validity or enforceability of the Loan Documents. The Loan Documents when delivered hereunder will have been duly executed and delivered on behalf of the Co-Borrowers and the Guarantors, as the case may be, and will be legal, valid and binding obligations of the Co-Borrowers and the Guarantors, as the case may be, enforceable against the Co-Borrowers or the Guarantors in accordance with their respective terms.

S3. No Legal Bar to Loans. The execution, delivery and performance of the Loan Documents will not violate any provision of any existing law or regulation or of any order or decree of any court or governmental instrumentality, or of the certificates of incorporation or by-laws of the Co-Borrowers, or either of them or any of the Guarantors, or of any mortgage, indenture, contract or other agreement to which the Co-Borrowers, or either of them, or any of the Guarantors is a party or by which the Co-Borrowers, or either of them, or any of the Guarantors or any of their property or assets may be bound, and will not result in the creation or imposition of any Lien on any of its properties pursuant to the provisions of such mortgage, indenture, contract or other agreement.

S4. No Material Litigation. Except as set forth on Schedule 4.4 hereto, no litigation or administrative proceedings of or before any court, tribunal or governmental body is presently pending, or, to the knowledge of the Co-Borrowers, threatened against the Co-Borrowers, or either of them, or any of the Guarantors or any of its or their properties or with respect to the Loan Documents which, if adversely determined, could result in, in the opinion of the Co-Borrowers, a Material Adverse Change in the Co-Borrowers, or either of them, or any of the Guarantors.

S5. No Default. Except as set forth on Schedule 4.5 hereto, neither the Co-Borrowers, nor either of them, nor any of the Guarantors is in default in any material manner in the payment or performance of any of their obligations or in the performance of any contract, agreement or other instrument to which any of them is a party or by which any of them or any of their assets may be bound, and no Default hereunder has occurred and is continuing.

S6. Ownership of Properties; Liens. Each of the Co-Borrowers and each of the Guarantors has good and marketable title to all of their properties and assets, real and personal, and none of such properties and assets are subject to any Lien except as permitted in Section 6.2 hereof and except as set forth on
Schedule 4.6 hereto.

S7. Taxes. Each Co-Borrower and each of the Guarantors has filed or caused to be filed all tax returns which to the knowledge of the Company are required to be filed, and has paid all taxes shown to be due and payable on said returns or on any assessments made against them (other than those being contested in good faith by appropriate proceedings for which adequate reserves have been provided on the books of such Co-Borrower or such Guarantor, as the case may be), and no tax liens have been filed and, to the best of the knowledge of the Co-Borrowers and the Guarantors, no claims are being asserted with respect to any taxes.

S8. Financial Condition. The financial statements referred to in Section 3.1(ix) and (x) hereof heretofore furnished to the Agent, each present fairly the financial condition of PDK and its Subsidiaries and Futurebiotics as at the

dates of said statements and the results of their operations for the periods covered by such statements. All such financial statements have been prepared in accordance with GAAP and since the date of the annual financial statement mentioned above, there has been no Material Adverse Change in the Co-Borrowers, or either of them, or any of the Guarantors from that shown by said statements as of said date and since the date of the quarterly financial statements mentioned above, there has been no material increase in liabilities of PDK and its Subsidiaries or of Futurebiotics. Neither of the Co-Borrowers nor any of the Guarantors has any material obligation, liability or commitment, direct or contingent, which is not reflected in the foregoing financial statements (and the related notes thereto) as of said dates.

S9. Filing of Statements and Reports. Each of the Co-Borrowers and each of the Guarantors have filed copies of all material statements and reports which, to the knowledge of the Co-Borrowers or the Guarantors, are required to be filed with any governmental authority, agency, commission, board or bureau.

S10. ERISA. Each Co-Borrower and each of the Guarantors, and each ERISA Affiliate are in compliance in all material respects with all applicable provisions of ERISA. Neither a Reportable Event nor a Prohibited Transaction has occurred and is continuing with respect to any Plan; no notice of intent to terminate a Plan has been filed nor has any Plan been terminated; no circumstances exist which constitute grounds under to terminate, or appoint a trustee to administrate, a Plan, nor has the PBGC instituted any such proceedings; none of the Co-Borrowers or the Guarantors, nor any ERISA
Affiliate has completely or partially withdrawn under Sections 4201 or 4204 of ERISA from a Multiemployer Plan; each Co-Borrower and each of the Guarantors and each ERISA Affiliate have met their minimum funding requirements under ERISA with respect to all of their Plans and the present fair market value of all Plan assets exceeds the present value of all vested benefits under each Plan, as determined on the most recent valuation date of the Plan in accordance with the provisions of

ERISA for calculating the potential liability of each Co-Borrower and each of the Guarantors or any ERISA Affiliate to PBGC or the Plan under Title IV of ERISA; and none of the Co-Borrowers, nor any of the Guarantors nor any ERISA Affiliate, or any of them, has incurred any liability to the PBGC under ERISA.

S11. Environmental Matters. Each Co-Borrower and each of the Guarantors are in compliance with all federal, state or local laws, ordinances, rules, regulations or policies governing Hazardous Materials and none of the Co-Borrowers nor any of the Guarantors have used Hazardous Materials on, from, or affecting any property now owned or occupied or hereafter owned or occupied by such Co-Borrower or Guarantor in any manner which violates federal, state or local laws, ordinances, rules, regulations or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials, and that to the best knowledge of the Co-Borrowers and the Guarantors, no prior owner of any such property or any tenant, subtenant, prior tenant or prior subtenant have used Hazardous Materials on, from or affecting such property in any manner which violates federal, state or local laws, ordinances, rules, regulations, or policies governing the use, storage, treatment, transportation, manufacture, refinement, handling, production or disposal of Hazardous Materials.

S12. Licenses, Permits, etc. Each Co-Borrower and each of the Guarantors possess all licenses, permits, franchises, patents, copyrights, trademarks and trade names, or rights thereto, to conduct their respective businesses substantially as now conducted and as presently proposed to be conducted, and none of the Co-Borrowers nor the Guarantors is in violation of any similar rights of others.

S13. Material Agreements. None of the Co-Borrowers or the Guarantors is a party to any indenture, loan or credit agreement or any other agreement, lease or instrument or subject to any charter or corporate restriction the violation of which could result in a Material Adverse Change in the Co-Borrowers, or either of them, or any Guarantor.

S14. Margin Credit. The Co-Borrowers are not engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within,the meaning of Regulation U), and no proceeds of any Loan will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock or in any other way which will violate the provisions of Regulation G, T, U or X.

S15. Use of Proceeds. The proceeds of each Loan shall be used for the purposes set forth in Section 2.13 hereof.

S16. Properties Affected. Neither the business nor the properties of any Co-Borrower or any Guarantor are affected by any fire, explosion, accident, strike, hail, earthquake, embargo, act of God or of the public enemy, or other casualty (whether or not covered by insurance), which could result in a Material Adverse Change in the Co-Borrowers, or either of them, or any Guarantor.

S17. Guarantors. The liability of each Guarantor as a result of the execution of its Guaranty and the execution of this Agreement shall not cause the liabilities (including contingent liabilities) of such Guarantor to exceed the fair saleable value of its assets. Each Guarantor acknowledges it has derived or expects to derive a financial or other advantage from the Loans obtained by the Company from the Banks.

S18. Subsidiaries. As of the date hereof, the Guarantors are the only existing Subsidiaries of the Co-Borrowers, other than C&C Enterprises, Inc., which has assets having a value of not more than $1,000.

S19. Solvency. Without giving effect to any Guaranty executed in connection with this Agreement, each of the Co-Borrowers, on both a stand-alone and consolidated basis, and each of the Guarantors, is Solvent. After giving effect to any such Guaranty, the Co-Borrowers and the Guarantors, taken as a whole, are

Solvent.

A1.                           AFFIRMATIVE COVENANTS

          Each of the Co-Borrowers and each of the Guarantors hereby covenant that so long as the Notes remain outstanding and unpaid or so long as the Commitments remain unterminated, each Co-Borrower and each of the Guarantors will, and shall cause any Subsidiary to, unless otherwise consented to in writing by the Banks acting through the Agent:

S1. Financial Statements. Furnish to each Bank:

               (a) as soon as available, but in any event not later than 120 days after the close of each fiscal year of PDK, a copy of the annual audit report for such fiscal year of PDK and its Subsidiaries, including therein the consolidated and consolidating balance sheets of PDK and its Subsidiaries as at the end of such fiscal year, and related consolidated and consolidating statements of income and retained earnings of PDK and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal period, all in reasonable detail, prepared in accordance with GAAP, such consolidated financial statements being certified by independent certified public accountants of recognized standing selected by PDK and acceptable to the Agent and each of the Banks and such consolidating financial statements being prepared by the Chief Financial Officer of PDK;

               (b) as soon as available, but in any event not later than 120 days after the close of each fiscal year of Futurebiotics, a copy of the annual audit report for such fiscal year of Futurebiotics and its Subsidiaries, including therein the consolidated and consolidating balance sheets of Futurebiotics and its Subsidiaries as at the end of such fiscal year, and related consolidated and consolidating statements of income and retained earnings of Futurebiotics and its Subsidiaries for such fiscal year, setting forth in each case in comparative form the corresponding figures for the preceding fiscal period, all in reasonable detail, prepared in accordance with GAAP, such consolidated financial statements being certified by independent certified public accountants of recognized standing selected by Futurebiotics and acceptable to the Agent and each of the Banks and such consolidating financial statements being prepared by the Chief Financial Officer of Futurebiotics;

               (c) as soon as available, but in any event not later than 60 days after the end of each of the first three quarterly periods of each fiscal year of PDK and of Futurebiotics, each such entity's 10Q reports for such fiscal quarter;

               (d) concurrently with the delivery of the financial statements referred to in clauses (a), (b) and (c) above, a certificate of the Chief Financial Officer of each of the Co-Borrowers stating that, to the best of his knowledge, the Co-Borrowers during such period have kept, observed, performed and fulfilled each and every covenant and condition contained in this Agreement and in the Notes and that he has obtained no knowledge of any Events of Default or Defaults hereunder except as specifically indicated, with computations evidencing compliance with the covenants set forth in Sections 6.10, 6.11, 6.12 and 6.13;

               (e) promptly after the same are sent, copies of all financial statements and reports which the Co-Borrowers, or either of them, send to their stockholders, and promptly after the same are filed, copies of all financial statements and reports which the Co-Borrowers, or either of them, may make to, or file with, any governmental authority, agency, commission, board or bureau;

               (f) as soon as possible and in any event within 30 days after either Co-Borrower knows or has reason to know of the following events: (i) the occurrence or expected occurrence of any Reportable Event with respect to any Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan or (ii) the institution of proceedings or the taking of any other action by the PBGC, the Co-Borrowers, or either of them, or any Commonly Controlled Entity, or any Multiemployer Plan with respect to the withdrawal from, or the terminating, Reorganization or Insolvency of, any Plan the Co-Borrowers shall deliver to the Agent and each of the Banks a certificate of the Chief Financial Officer of each of the Co-Borrowers setting forth the details thereof and the action the Co-Borrowers or the Commonly Controlled Entity proposes to take with respect thereto;

               (g) within 30 days of the expiration date of each policy, updated copies of all insurance coverage binders; and

               (h) promptly upon receipt thereof, copies of any reports submitted to any Co-Borrower or any Guarantor by independent certified public accountants in connection with examination of the financial statements of either Co-Borrower and their Subsidiaries made by such accountants;

               (i) promptly after the furnishing thereof, copies of any statement or report furnished to any other party pursuant to the terms of any indenture, loan, or credit or similar agreement and not otherwise required to be furnished to the Agent and the Banks pursuant to any other clause of this
Section 5.1;

               (j) no later than 30 days after the end of each fiscal quarter of each Co-Borrower, an accounts receivable aging schedule for each Co-Borrower, in form and substance reasonably satisfactory to the Agent and each of the Banks;

               (k) annually, updated copies of each of the Co-Borrowers' customer lists, certified by the President or Chief Financial Officer of such

Co-Borrower to be complete and accurate as of a date reasonably acceptable to the Agent and each of the Banks;

               (l) promptly, copies of all financial, legal or other information and/or documentation as the Agent may require pertaining to any Permitted Acquisitions involving a Permitted Acquisition Purchase Price in excess of $2,000,000 in any one case or in the aggregate during any fiscal year of the Co-Borrowers;

               (m) concurrently with the delivery of the financial statements referred to in clauses (a), (b) and (c) above, a status report, in form and substance satisfactory to the Bank, on the litigation captioned PDK Labs Inc.
v. Perry D. Krape, which is pending in New York State Supreme Court in Suffolk County; and

               (n) promptly, such additional financial and other information as the Agent may from time to time reasonably request including, without limitation, copies of all material shareholders agreements, consulting agreements, management agreements, employment agreements, noncompete agreements, employee benefit plans, stock option plans or voting trust agreements relating to the Co-Borrowers, or either of them.

S2. Payment and Performance of Obligations. Perform and comply with each of the provisions of each and every agreement of which the failure to perform or comply could result in a Material Adverse Change in the Co-Borrowers, or either of them, or any of the Guarantors. Pay and discharge, and cause the Guarantors to pay and discharge, at or before maturity all of their respective obligations and liabilities, including without limitation tax liabilities, except where the same may be contested in good faith, and maintain, in accordance with GAAP, appropriate reserves for the accrual of any of the same.

S3. Maintenance of Properties; Insurance. Keep, and cause the Guarantors to keep, all properties useful and necessary in the business of the Co-Borrowers and the Guarantors in good working order and condition; maintain, and cause the Guarantors to maintain, with financially sound and reputable insurance companies, insurance on all their properties in such amounts as are proper in accordance with sound business practices against such risks as are usually insured against in the same general area and by companies engaged in the same or a similar business, including but without limitation, product liability insurance in an aggregate amount not less than $5,000,000 for the Co-Borrowers at any time, such insurance to be in form and substance satisfactory to the Agent and each of the Banks; pay, and cause the Guarantors to pay, all insurance premiums, and, upon written request, any other information as to the insurance carried.

S4. Notices. Promptly give notice in writing to the Agent of (a) the occurrence of any Default under this Agreement or of any default under any material instrument or other agreement of any Co-Borrower or any Guarantor,

(b) any litigation, proceeding, investigation or dispute which may exist at any time between any Co-Borrower or any Guarantor and any governmental regulatory body which could result in a Material Adverse Change in the Co-Borrowers, or either of them, or any of the Guarantors, (c) all litigation and proceedings affecting the Co-Borrowers, or either of them, or any of the Guarantors in which the amount involved is $50,000 in excess of applicable insurance coverage or in which injunctive or similar relief is sought, (d) any of the Co-Borrowers or Guarantors establishing or contributing to any Plan and (e) any change in the management of the Co-Borrowers, the Guarantors or any of them.

S5. Conduct of Business and Maintenance of Existence. Continue, and cause the Guarantors to continue, to engage in business of the same general type as now conducted by the Co-Borrowers and the Guarantors, and preserve, renew and keep in full force and effect their corporate existence and take all reasonable action to maintain their rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing herein contained shall prevent any of the Co-Borrowers or any Guarantor from discontinuing a part of its business which is not a substantial part of the business of such entity if such discontinuance is, in the opinion of the Board of Directors of such entity, in the interest of such entity, and not disadvantageous to the Banks.

S6.  Inspection of Property, Books and Records. Permit, and cause the
Guarantors to permit, any representatives of the Agent to (a) visit and inspect any of their respective properties, (b) conduct an environmental audit of any of their respective properties and (c) examine and make abstracts from any of the books and records of any Co-Borrower and any Guarantor at any reasonable time during normal business hours and as often as may reasonably be desired.

S7. Hazardous Material. None of the Co-Borrowers or the Guarantors shall cause or permit any property owned or occupied by the Co-Borrowers or the Guarantors to be used to generate, manufacture, refine, transport, treat, store, handle, dispose, transfer, produce or process Hazardous Materials, except in compliance with all applicable federal, state and local laws or regulations nor shall any such entity cause or permit, as a result of any intentional or unintentional act or omission on the part of such entity or any tenant or subtenant, a release of Hazardous Materials onto any property owned or occupied by any such entity or onto any other property. Each of the Co-Borrowers and the Guarantors shall comply with all applicable federal, state and local laws, ordinances, rules and regulations, whenever and by whomever triggered, and shall obtain and comply with, any and all approvals, registrations or permits required thereunder. Each of the Co-Borrowers and the Guarantors shall execute any documentation required by any Bank in connection with the covenants contained herein. The Co-Borrowers and the Guarantors shall indemnify each Bank (including, without limitation, the Agent) against any liability, loss, cost, damage or expense (including, without limitation, reasonable attorneys' fees) arising from (a) the imposition or recording of a Lien by any local, state, or federal governments or governmental agency or authority pursuant to any federal, state or local statute or regulation relating to Hazardous Materials or the removal thereof; (b) claims of any private parties regarding violations of laws regulating Hazardous Materials; and

(c) costs and expenses (including, without limitation, reasonable attorneys' fees and fees incidental to the securing of repayment of such costs and expenses) incurred by the Agent in connection with the removal of any such Lien or in connection with compliance by the Agent or any such entity with any statute, regulation or order regulating Hazardous Materials.

S8. Subsidiary Guaranties. Cause any Subsidiary of any Co-Borrower or any Guarantor hereafter formed to execute and deliver to the Agent, for the benefit of the Banks, a Guaranty substantially in the form of Exhibit C hereto and to execute a Guarantor's Security Agreement substantially in the form of Exhibit D hereto, pursuant to which it shall grant to the Agent, for the benefit of the Banks, a lien upon all of its personal property in order to secure its obligations under its guaranty.

S9. Pension Funding. Comply with the following and cause each ERISA Affiliate of the Co-Borrowers or any Guarantor to comply with the following:

               (i) engage solely in transactions which would not subject any of such entities to either a civil penalty assessed pursuant to
          Section 502 (i) of ERISA or a tax imposed by Section 4975 of the Internal Revenue Code in either case in an amount in excess of $25,000;

               (ii) make full payment when due of all amounts which, under the provisions of any Plan or ERISA, such Co-Borrower, Guarantor or ERISA Affiliate of any of same is required to pay as contributions thereto;

               (iii) all applicable provisions of the Internal Revenue Code and the regulations promulgated thereunder, including but not limited to Section 412 thereof, and all applicable rules, regulations and interpretations of the Accounting Principles Board and the Financial Accounting Standards Board;

               (iv) not fail to make any payments in an aggregate amount greater than $25,000 to any Multiemployer Plan that such Co-Borrower, Guarantor or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or

               (v) not take any action regarding any Plan which could result in the occurrence of a Prohibited Transaction.

S10. Dissolution of C&C Enterprises, Inc. Cause to be dissolved, within 90 days of the date hereof, C&C Enterprises, Inc., and furnish a certified copy of the certificate of dissolution to the Agent.

A1.                            NEGATIVE COVENANTS

          Each Co-Borrower and each of the Guarantors hereby covenant that so long as the Notes remain outstanding and unpaid or so long as the Commitments remain unterminated, neither the Co-Borrowers, nor any of them, nor any of the Guarantors will, nor will they permit any Subsidiary to, directly or indirectly, without the prior written consent of the Banks acting through the Agent:

S1. Limitation on Indebtedness. Create, incur, assume or suffer to exist, any Consolidated Indebtedness, except (a) the Notes and letters of credit issued by the Agent in connection herewith; (b) accounts payable (other than for borrowed money) incurred in the ordinary course of business as presently conducted, provided that the same shall not be overdue or, if overdue, are being contested in good faith and by appropriate proceedings; (c) indebtedness between Co-Borrowers or Guarantors and between a Guarantor and a Co-Borrower; (d) other indebtedness owing by the Co-Borrowers or the Guarantors on the date of this Agreement and which was reflected in the balance sheet referred to in Section
4.8 hereof provided same is not extended, renewed or refinanced; (e) Subordinated Debt; (f) indebtedness which constitutes the deferred purchase price of any property or assets, not in excess of $250,000 in any fiscal year of the Co-Borrowers (computed on a non-cumulative basis), (g) purchase money indebtedness incurred to finance specific Capital Expenditures, subject to the limitations of Section 6.2(g) of this Agreement with respect to purchase money mortgages and purchase money security interests; and (h) indebtedness resulting from notes issued by the Co-Borrowers or either of them in connection with and subject to the limitations of Section 6.5(g) of this Agreement, provided, however, that said indebtedness shall not exceed $6,000,000 in the aggregate at any time.

S2. Limitation on Liens. Create, incur, assume or suffer to exist, any Lien of any kind upon any of their property or assets, income or profits, whether now owned or hereafter acquired, except (a) the Liens existing as of the date of this Agreement referred to in the financial statements referred to in Section 4.8 hereof, provided, however, that such Liens are not spread to cover other or additional indebtedness or property of any Co-Borrower or Guarantor; (b) Liens for taxes not yet due or which are being contested in good faith and by appropriate proceedings if adequate reserves with respect thereto are maintained on the books of a Co-Borrower or Guarantor, as the case may be, in accordance with GAAP; (c) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business for sums which are not overdue for a period of more than 45 days or which are being contested in good faith and by appropriate proceedings; (d) pledges or deposits in connection with worker's compensation, unemployment insurance and other social security legislation; (e) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business; (f) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or interfere with the ordinary conduct of the business of any Co-Borrower or any Guarantor; (g) Liens covering real or personal property in existence at the time of acquisition thereof by a Co-Borrower or a Guarantor, and purchase money mortgages and purchase money security interests (including the Lien or retained security title of a conditional vendor) covering real or personal property hereafter acquired by a Co-Borrower or a Guarantor in the ordinary course of business, provided such Lien shall not exceed 100% of the purchase price of the property so encumbered and no such Lien covers, or is extended to cover, any other property owned by a Co-Borrower or a Guarantor; (h) Liens in favor of the Agent; and (i) Liens granted in connection with Section 6.1(i), provided, however, that said Liens are granted solely on customer lists hereafter acquired by the Co-Borrowers and do not exceed a value of $6,000,000 in the aggregate during the term of this Agreement.

S3. Limitation on Contingent Obligations. Assume, guarantee, indorse or otherwise in any way be or become responsible or liable for the obligations of any Person (all such transactions being herein called "guarantees"), whether by agreement to purchase or repurchase obligations, or by agreement to supply funds for the purpose of paying, or enabling such entity to pay, any obligations (whether through purchasing stock, making a loan, advance or capital contributions or by means or agreeing to maintain or cause such Person to maintain, a minimum working capital or net worth of any such Person, or otherwise) in an aggregate amount exceeding $1,000,000, provided, however, that the aggregate amount permitted under this
Section 6.3 and Section 6.5(h) and (k) of this Agreement shall not exceed $2,000,000 with respect to any one Person and $2,500,000 in the aggregate at any time, except (a) guarantees by endorsement of instruments for deposit or collection in the ordinary course of business, and (b) guarantees in respect of indebtedness of Subsidiaries, provided that the indebtedness in respect of which such guarantees are given is permitted by subsection 6.1 hereof; and guarantees in favor of the Banks.

S4. Prohibition of Fundamental Changes. Enter into any transaction of merger or consolidation or liquidate or dissolve itself (or suffer any liquidation or dissolution) or convey, sell, lease, transfer or otherwise dispose of, in one transaction or a series of related transactions, all or a substantial part of its property, business, or assets, including its accounts receivable, or stock or securities convertible into stock of any Subsidiary, or make any material change in the present method of conducting business, except that: (a) any Guarantor may be merged into, or consolidated with, a Co-Borrower (provided that the Co-Borrower shall be the continuing or surviving corporation) or with any one or more Guarantors and (b) any Subsidiary may sell, lease, transfer or otherwise dispose of any of its assets to the Co-Borrowers.

S5.  Limitation on Investments, Loans and Advances. Make or suffer to exist any advances or loans to, or Investments (by way of transfers of property, contributions to capital, acquisitions of stock, or securities or evidences of indebtedness, acquisitions of businesses or acquisitions of assets other than in the ordinary course of business, or otherwise), in, any Person except (a) Investments in certificates of deposit issued by any domestic commercial bank with a capital and surplus of at least $250,000,000 provided, however, that such certificates of deposit shall have a maturity of one year or less from the date of purchase; (b) investments in direct obligations of the United States of America or any agency thereof, or marketable obligations directly and fully guaranteed by the United States of America, provided, however, that any such obligations shall have a maturity of five years or less from the date of acquisition; (c) investments in money market mutual funds having assets in excess of $2,500,000,000; (d) investments in commercial paper or medium term notes, provided, however, that any such commercial paper or medium term notes shall have a maturity of three years or less from the date of acquisition and shall be rated at least "A-1" or the equivalent thereof by Standard & Poors Corporation (or has a similar rating by any similar organization which rates commercial paper or medium term notes); (e) investments in repurchase obligations with a term of not more than seven days for underlying securities of the type described in clause (b); (f) stock or obligations issued in settlement of claims against any other Person by reason of any event of bankruptcy or composition or readjustment of debt or reorganization of any debtor of any Co-Borrower, any Guarantor or any Subsidiary; (g) Permitted Acquisitions; (h) loans and advances to any other Person not to exceed $2,500,000, provided, however, that the aggregate amount permitted under this Section 6.5(h) and 6.5(k) and Section 6.3 of this Agreement shall not exceed $2,000,000 with respect to any one Person and $2,500,000 in the aggregate at any time; (i) loans or advances to a Guarantor; (j) purchases of securities publicly traded on a national exchange in an aggregate amount not to exceed $250,000; (k) any other Investments in any Person(s) not to exceed $2,000,000, provided, however, that the aggregate amount permitted under this Section 6.5(k) and 6.5(h) and
Section 6.3 of this Agreement shall not exceed $2,000,000 with respect to any one Person and $2,500,000 in the aggregate at any time; (l) tax exempt securities rated A or better by Standard & Poors or Moody's Investors Service; and (m) purchases by either Co-Borrower of shares of such Co-Borrowers' capital stock, provided that prior to and immediately following such purchases, there shall exist no Default or Event of Default under Agreement or any related Loan Documents and provided that the aggregate consideration paid for such purchases on a consolidated basis shall not exceed $1,000,000 in any fiscal year or $2,000,000 during the term of this Agreement.

S6. Prohibition of Certain Prepayments. Make any prepayment of principal of any debt, with a maturity of more than one year, for borrowed money (except the Notes and the Existing Term Notes) or for the deferred purchase price of property or services, except (i) at the stated maturity of such debt, (ii) as required by mandatory prepayment provisions relating thereto (subject to any subordination provisions applicable thereto), and

(iii) with respect to existing loans made by Chase to the Co-Borrowers, or either of them, according to the terms of said loans.

S7. Limitation on Leases. Enter into any agreement, or be or become liable under any agreement, for the lease, hire or use of any personal property (other than the presently outstanding leases described on Schedule 6.7 hereof provided that such leases are not amended, modified or supplemented) which would cause the aggregate maximum amount of all obligations of the Co-Borrowers and the Guarantors pursuant to such agreements in any fiscal year of the Co-Borrowers to exceed $750,000. This provision shall not apply to Capital Leases.

S8. Sale and Leaseback. Enter into any arrangement with any person whereby any Co-Borrower or Guarantor shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which such Co-Borrower or Guarantor intends to use for substantially the same purpose or purposes as the property being sold or transferred.

S9. Prohibitions Regarding Subordinated Debt. Make any optional prepayment of, or purchase, redeem or otherwise acquire, or amend any provision pertaining to the subordination or the terms of payment of, any Subordinated Debt.

S10. 0 Maintenance of Consolidated Indebtedness to Consolidated Tangible Net Worth Ratio. Permit the ratio of Consolidated Indebtedness to Consolidated Tangible Net Worth to exceed 1.0 to 1.0 at any time.

S11. Maintenance of Consolidated Coverage Ratio. Permit the Consolidated Coverage Ratio to fall below 1.25 to 1.00 at any time.

S12. Consolidated Net Income. Permit Consolidated Net Income to be less than $250,000 for any consecutive four quarterly period.

S13. Maintenance of Consolidated Quick Ratio. Permit the Consolidated Quick Ratio to fall below 1.35 to 1.00 at any time.

S14. Transactions with Affiliates. Enter into any transaction, including, without limitation, the purchase, sale, or exchange of property or the rendering of any service, with any Affiliate, except in the ordinary course of business and pursuant to the reasonable requirements of a Co-Borrower's or a Guarantor's business and upon fair and reasonable terms no less favorable to such Co-Borrower or such Guarantor than it would obtain in a comparable arm's length transaction with a Person not an Affiliate.

S15. Management. Fail to retain Michael B. Krasnoff in a reasonably active full time capacity in the management of the Co-Borrowers.

S16. Change in Control. At any time from the date hereof (i) a majority of the members of the Board of Directors of PDK have been elected, having been nominated other than by the management or preceding Board of Directors or (ii) PDK shall fail or cease to maintain the voting control of such classes of voting stock of Futurebiotics which at all times will entitle the holder thereof to elect a majority of the members of the Board of Directors of Futurebiotics.

S17. Limitation on Capital Expenditures. Make any Capital Expenditures (excluding Capital Expenditures resulting from acquisitions of property, plant and equipment described in Section 6.5(g) of this Agreement) including purchase money indebtedness if, after giving effect thereto, the aggregate amount of such expenditures by PDK and its Subsidiaries would exceed (i) $2,750,000 during the Co-Borrowers' fiscal year ending November 30, 1996 or (ii) $2,000,000 during any fiscal year thereafter.

S18. Limitation on Dividends and Stock Acquisitions. Declare or pay any dividends or make any other distribution (whether in cash or property) on any shares of its capital stock now or hereafter outstanding, or except as permitted under Section 6.5 (m) hereof, purchase, redeem, retire or otherwise acquire for value any shares of its capital stock or warrants or, options therefor now or hereafter outstanding (all such dividends, distributions, purchases and other actions being hereinafter collectively called "Stock Payments", except that (a) a Subsidiary may make Stock Payments to the Co-Borrowers, or either of them; (b) the Co-Borrowers may declare stock splits and pay dividends payable solely in shares of any class of their capital stock; and (c) PDK may declare or pay dividends on its preferred stock in an aggregate amount not to exceed $362,000 in the aggregate in each fiscal year of PDK.

A1.                           EVENTS OF DEFAULT

S1. Events of Default. Any of the following events shall be an "Event of Default":

               (a) failure by the Co-Borrowers to pay the principal of or any installment of the principal of the Notes when due, or failure to pay any interest on the Notes or any commitment fee or any other amount owing hereunder or under the Loan Documents within five days after any such interest or commitment fee becomes due;

               (b) if any representation or warranty made by the Co-Borrowers or any Guarantor in this Agreement, any other Loan Document or in any certificate, financial or other statement furnished at any time under or in connection with this Agreement shall prove to have been untrue or misleading in any material respect;

               (c) default by the Co-Borrowers, or any of them, or any Guarantor in an observance or performance of any of the covenants or agreements contained in Section 6 of this Agreement, in any other Loan

          Document or in any other document delivered to Agent or the Banks in connection herewith;

               (d) default by the Co-Borrowers, or any of them, or any Guarantor in the observance or performance of any other covenant or agreement contained in this Agreement, and the continuance of the same for 30 days after the earlier of (i) the Co-Borrowers having knowledge of such default or (ii) notice of such default being given to the Co-Borrowers by the Agent;

              (e) if the Co-Borrowers, or any of them, or any Guarantor shall
          (i) default in the payment of principal or interest on the Existing Term Loans; (ii) default in the payment of principal or interest on any obligation in excess of $100,000 for borrowed money (other than the Notes), or for the deferred purchase price of property, beyond the period of grace, if any, provided with respect thereto; or (iii) default in the performance or observance of any other term, condition or agreement contained in any such obligation or in any agreement relating thereto if the effect thereof is to cause, or permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity;

               (f) (i) the Co-Borrowers, or either of them, any Guarantor or any of their Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, or the Company, any Guarantor or any of their Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Co-Borrowers, or either of them, any Guarantor or any of their Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above or seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its property, which case, proceeding or other action (x) results in the entry of an order for relief or (y) remains undismissed, undischarged or unbonded for a period of 60 days; or
          (iii) the Co-Borrowers, or either of them, any Guarantor or any of their Subsidiaries shall take any action indicating its consent to, approval of, or acquiescence in, or in furtherance of, any of the acts set forth in clause (i) or (ii) above; or (iv) the Co-Borrowers, or either of them, any Guarantor or any of their Subsidiaries shall generally not, or shall be unable to, pay its debts as they become due or shall admit in writing its inability to pay its debts;

               (g) (i) any Person shall engage in any "prohibited transaction" (as defined in Section 406 or ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Banks, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) the Co-Borrowers, or either of them, or any Commonly Controlled
          Entity shall, or is, in the reasonable opinion of the Banks, likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multiemployer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could subject the Co-Borrowers, or either of them, or any of the Guarantors or any of their Subsidiaries to any tax, penalty or other liabilities in the aggregate material in relation to the business, operations, property or financial or other condition of the Co-Borrowers, or either of them, or any of the Guarantors or any of their Subsidiaries;

               (h) default by any Co-Borrower or Guarantor in the performance of the terms of any Loan Documents to which such entity is a party or if any Loan Documents shall cease to be in full force and effect or shall be declared to be null and void, or the validity or enforceability of any Loan Document shall be contested by any such Co-Borrower or Guarantor or such party shall deny that it has any further liability to the Banks, or any of them, with respect thereto;

               (i) final judgment for payment of money in excess of $100,000 shall be rendered against the Co-Borrowers, or either of them, any Guarantor or any Subsidiary, and the same shall remain undischarged for a period of 30 days during which execution of such judgment shall not be effectively stayed; or

               (j)  any Material Adverse Change shall occur.

S2. Remedies on Default. Upon the occurrence and continuance of an Event of Default, the Agent may, upon request of the Required Banks, by notice to the Co-Borrowers, (i) terminate the Commitment, (ii) declare the Notes, all interest thereon and all other amounts payable under this Agreement to be forth with due and payable, whereupon the Notes, all such interest and all such amounts shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Co-Borrowers and (iii) proceed to enforce the rights of the Agent and the Banks whether by suit in equity or by action at law, whether for specific performance of any covenant or agreement contained in this Agreement or any Loan Document, or in aid of the exercise of any power granted in either this Agreement or any, Loan Document or proceed to obtain judgment or any other relief whatsoever appropriate to the enforcement of its rights, or proceed to enforce any other legal or equitable right which the Agent and the Banks may have by reason of the occurrence of any Event of Default hereunder or under any Loan Document, provided, however, that upon the occurrence of an Event of Default referred to in Section 7.1(f) the Commitment shall be automatically terminated, the Notes, all interest thereon and all other amounts payable under this Agreement shall be immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Co-Borrowers. Any amounts collected pursuant to action taken under this Section 7.2 shall be applied first, to the payment of any costs incurred by the Agent, acting on behalf of any of the Banks, in taking such action, including but without limitation reasonable attorneys fees, second, to the payment of the accrued interest on the Notes, and third, to the payment of the unpaid principal of the Notes.

                         A2.THE AGENT; RELATIONS AMONG BANKS

               Section 8.1. Appointment, Powers and Immunities of Agent. Each Bank hereby irrevocably (but subject to removal by the Required Banks pursuant to Section 8.9) appoints and authorizes the Agent to act as its agent hereunder and under any other Loan Document with such powers as are specifically delegated to the Agent by the terms of this Agreement and any other Loan Document, together with such other powers as are reasonably incidental thereto. The Agent shall have no duties or responsibilities except those expressly set forth in this Agreement and any other Loan Document, and shall not by reason of this Agreement be a trustee for any Bank. The Agent shall not be responsible to the Banks for any recitals, statements, representations or warranties made by the Co-Borrowers, or any officer or official of the Co-Borrowers, or any other Person contained in this Agreement or any other Loan Document, or in any certificate or other document or instrument referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or any other document or instrument referred to or provided for herein or therein, or for the failure by the Co-Borrowers to perform any of their obligations hereunder or thereunder. The Agent may employ agents and attorneys-in-fact and shall not be responsible, except as to money or securities received by it or its authorized agents, for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Neither the Agent nor any of its directors, officers, employees or agents shall be liable or responsible for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith, except for its or their own gross negligence or willful misconduct. The Co-Borrowers shall pay any fee agreed upon with respect to the Agent's services hereunder as set forth in a letter from the Agent to the Co-Borrowers dated the date hereof.

               Section 8.2 Reliance by Agent. The Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telefax, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Agent. The Agent may deem and treat each Bank as the holder of the Loans made by it for all purposes hereof unless and until a notice of the assignment or transfer thereof satisfactory to the Agent signed by such Bank shall have been furnished to the Agent but the Agent shall not be required to deal with any Person who has acquired a participation in any Loan from a Bank. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder in accordance with instructions signed by the Required Banks, and such instructions of the Banks and any action taken or failure to act pursuant thereto shall be binding on all of the Banks and any other holder of all or any portion of any Loan.

               Section 8.3 Defaults. The Agent shall not be deemed to have knowledge of the occurrence of a Default or Event of Default (other than the non-payment of principal of or interest or fees on the Loans to the extent the same is required to be paid to the Agent for the account of the Banks) unless the Agent has received notice from a Bank or the Co-Borrowers specifying such Default or Event of Default. In the event that the Agent receives such a notice of the occurrence of a Default or Event of Default, the

Agent shall give prompt notice thereof to the Banks (and shall give each Bank prompt notice of each such non-payment). The Agent shall (subject to Section 8.8) take such action with respect to such Default or Event of Default which is continuing as shall be directed by the Required Banks; provided that, unless and until the Agent shall have received such directions, the Agent may take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interest of the Banks; and provided further that the Agent shall not be required to take any such action which it determines to be contrary to law.

               Section 8.4 Rights of Agent as a Bank. With respect to its Commitment and the Loans made by it, the Agent in its capacity as a Bank hereunder shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not acting as the Agent, and the term "Bank" or "Banks" shall, unless the context otherwise indicates, include the

Agent in its capacity as a Bank. The Agent or any Bank and their respective affiliates may (without having to account therefor to any other Bank) accept deposits from, lend money to (on a secured or unsecured basis), and generally engage in any kind of banking, trust or other business with, the Co-Borrowers or the Guarantors (and any of their affiliates). In the case of the Agent, it may do so as if it were not acting as the Agent, and the Agent may accept fees and other consideration from the Co-Borrowers or the Guarantors for services in connection with this Agreement or otherwise without having to account for the same to the Banks. Although the Agent or a Bank or their respective affiliates may in the course of such relationships and relationships with other Persons acquire information about the Co-Borrowers or the Guarantors or affiliates and such other Persons neither the Agent nor such Bank shall have any duty to disclose such information to the other Banks.

               Section 8.5 Indemnification of Agent. The Banks agree to indemnify the Agent (to the extent not reimbursed under Section 2.12 or under the applicable provisions of the Loan Documents, but without limiting the obligations of the Co-Borrowers under Section 2.12 or such provisions) ratably in accordance with the aggregate unpaid principal amount of the Loans made by the Banks (without giving effect to any participation, in all or any portion of such Loans, sold by them to any other Person) (or, if no Loans are at the time outstanding, ratably in accordance with their respective Commitments), for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of this Agreement, any other Loan Document or any other documents contemplated by or referred to herein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which the Co-Borrowers are obligated to pay under Sections 2.12 or otherwise or under the applicable provisions of any other Loan Document but excluding, unless a Default or Event of Default has occurred, normal administrative costs and expenses incidental to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents or instruments; provided that no Bank shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified.

               Section 8.6 Documents. The Agent will forward to each Bank, promptly after the Agent's receipt thereof, a copy of each report, notice or other document required by this Agreement or any other Facility Document to be delivered to the Agent for such Bank.

               Section 8.7 Non-Reliance on Agent and Other Banks. Each Bank agrees that it has, independently and without reliance on the Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Co-Borrowers and the Guarantors and decision to enter into this Agreement and that it will, independently and without reliance upon the Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any other Loan Document. The Agent shall not be required to keep itself informed as to the performance or observance by the Co-Borrowers or the Guarantors of this Agreement or any other Loan Document or any other document referred to or provided for herein or therein or to inspect the properties or books of the Co-Borrowers or the Guarantors. Except for notices, reports and other documents and information expressly required to be furnished to the Banks by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the affairs, financial condition or business of the Co-Borrowers or the Guarantors (or any of their affiliates) which may come into the possession of the Agent or of its affiliates. The Agent shall not be required to file this Agreement, any other Loan Document or any document or instrument referred to herein or therein, for record or give notice of this Agreement, any other Facility Document or any document or instrument referred to herein or therein, to anyone.

               Section 8.8 Failure of Agent to Act. Except for action expressly required of the Agent hereunder, the Agent shall in all cases be fully justified in failing or refusing to act hereunder unless it shall have received further assurances (which may include cash collateral) of the indemnification obligations of the Banks under Section 8.5 in respect of any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

               Section 8.9 Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, the Agent may resign at any time by giving written notice thereof at least ten Business Days prior thereto to the Banks and the Co-Borrowers, the Agent may be removed at any time with cause by the Required Banks and the Agent may be removed at any time without cause by the Required Banks if with the prior written consent of the Co-Borrowers; provided that the Co-Borrowers and the other Banks shall be promptly notified thereof. Upon any such resignation or removal, the Required Banks shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Required Banks and shall have accepted such appointment within 30 days after the retiring Agent's giving of notice of resignation or the Required Banks' removal of the retiring Agent, then the retiring Agent may, on behalf of the Banks, appoint a successor Agent, which shall be a Bank. The Required Banks or the retiring Agent, as the case may be, shall upon the appointment of a successor Agent promptly so notify the Co-Borrowers and the other Banks. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent, and the retiring Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent's resignation or removal hereunder as Agent, the provisions of this Article 8 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Agent.


               Section 8.10 Amendments Concerning Agency Function. The Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement or any other Loan Document which affects its duties hereunder or thereunder unless it shall have given its prior consent thereto.

               Section 8.11 Liability of Agent. The Agent shall not have any liabilities or responsibilities to the Co-Borrowers on account of the failure of any Bank to perform its obligations hereunder or to any Bank on account of the failure of the Borrower to perform its obligations hereunder or under any other Loan Document.

               Section 8.12 Transfer of Agency Function. Without the consent of the Co-Borrowers or any Bank, the Agent may at any time or from time to time transfer its functions as Agent hereunder to any of its offices wherever located, provided that the Agent shall promptly notify the Co-Borrowers and the Banks thereof.

               Section 8.13  Non-Receipt of Funds by the Agent. Unless the
Agent shall have been notified by a Bank or the Co-Borrowers (either one as appropriate being the "Payor") prior to the date on which such Bank is to make payment hereunder to the Agent of the proceeds of a Loan or the Co-Borrowers are to make payment to the Agent, as the case may be (either such payment being a "Required Payment"), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to the Agent, the Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to the Agent, the recipient of such payment shall, on demand, repay to the Agent the amount made available to it together with interest thereon for the period commencing on the date such amount was so made available by the Agent until the date the Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such day (when the Agent recovers such amount from a Bank) or equal to the rate of interest applicable to such Loan (when the Agent recovers such amount from the Co-Borrowers) and, if such recipient shall fail to make such payment promptly, the Agent shall be entitled to recover such amount, on demand, from the Payor, with interest as aforesaid.

               Section 8.14 Several Obligations and Rights of Banks. The failure of any Bank to make any Loan to be made by it on the date specified therefor shall not relieve any other Bank of its obligation to make its Loan on such date, but no Bank shall be responsible for the failure of any other Bank to make a Loan to be made by such other Bank. The amounts payable at any time hereunder to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out of this Agreement, and it shall not be necessary for any other Bank to be joined as an additional party in any proceeding for such purpose.

               Section 8.15 Pro Rata Treatment of Loans, Etc. Except to the extent otherwise provided: (a) each borrowing shall be made from the Banks, each reduction or termination of the amount of the Commitments shall be applied to the Commitments of the Banks, and each payment of the fees shall be made by and held for the account of the Banks, pro rata in accordance with their respective Commitment Proportions; (b) each prepayment and payment of principal of or interest on Loans of a particular type and a particular Interest Period shall be made to the Agent for the account of the Banks holding Loans of such type and Interest Period pro rata in accordance with the respective unpaid principal amounts of such Loans of such Interest Period held by such Banks.

               Section 8.16 Sharing of Payments Among Banks. If a Bank shall obtain payment of any principal of or interest on any Loan made by it through the exercise of any right of setoff, banker's lien, counterclaim, or by any other means, it shall promptly purchase from the other Banks a participation in the Loans made by the other Banks in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Banks shall share the benefit of such payment (net of any expenses which may be incurred by such Bank in obtaining or preserving such benefit) pro rata in accordance with the unpaid principal and interest on the Loans held by each of them. To such end the Banks shall make appropriate adjustments among themselves (by the resale of any such participation sold or otherwise) if such payment is rescinded or must otherwise be restored. The Co-Borrowers agree that any Bank so purchasing a participation in the Loans made by other Banks may exercise all rights of setoff, banker's lien, counterclaim or similar rights with respect to such participation. Nothing contained herein shall require any Bank to exercise any such right or shall affect the right of any Bank to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness of the Co-Borrowers.

A1.                              MISCELLANEOUS

S1. Limited Role of Banks. The relationship between the Co-Borrowers and the Banks shall be solely that of borrower and lender, respectively. Neither the Agent nor the Banks shall have any fiduciary responsibilities to the Co-Borrowers and no joint venture exists between the Co-Borrowers and the Agent or any of the Banks. The Co-Borrowers, the Agent and the Agent or the Banks each hereby severally acknowledge that there are no representations, warranties, covenants, undertakings or agreements by the parties hereto as to the Loan Documents except as specifically provided herein and therein.

S2. Choice of Law Construction. The Loan Documents (other than those containing a contrary express choice of law provision) shall be construed in accordance with the internal laws (and not the law of conflicts) of the State of New York. If any provision of the Loan Documents shall be or become unenforceable or illegal under any law, the other provisions shall remain in full force and effect.

S3. Consent to Jurisdiction. (a) The Co-Borrowers and the Guarantors hereby irrevocably submit to the non-exclusive jurisdiction of any United States federal or New York state court sitting in New York City in any action or proceedings arising out of or relating to any Loan Documents and the Co-Borrowers and the Guarantors hereby irrevocably agree that all claims in respect of such action or proceeding may be heard and determined in any such court and irrevocably waives any objection it may now or hereinafter have as to the venue of any such action or proceeding brought in such a court or the fact that such court is an inconvenient forum.

               (a) The Co-Borrowers and the Guarantors irrevocably and unconditionally consent to the service of process in any such action or proceeding in any of the aforesaid courts by the mailing of copies of such process to it, by certified or registered mail at its address specified in
Section 8.5.

S4. WAIVER OF JURY TRIAL. THE CO-BORROWERS, THE GUARANTORS, THE AGENT AND THE BANKS HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING INVOLVING DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

S5. Notices. All notices, requests and demands to or upon the respective parties hereto shall be deemed to have been given or made when deposited to the mail, postage prepaid, in the case of telegraphic notice, when delivered to the telegraph company, or in the case of tested telex, upon confirmation of receipt, addressed as set forth below or to such other address as may be hereafter designated in writing by the respective parties hereto:

               The Agent:   The Chase Manhattan Bank
                            395 North Service Road, Suite 302
                            Melville, New York 11747
                            Attention:  PDK Labs Inc. Account Officer

               The Banks:   With respect to each Bank, at the
                            address specified on the signature pages hereto.

               The Co-Borrowers or the Guarantors:

                            PDK LABS INC.
                            145 Ricefield Lane
                            Hauppauge, New York 11788

               with a copy to:   Bernstein & Wasserman, LLP
                                 950 Third Avenue
                                 New York, New York  10022-2705

                                 Attention:  Steven F. Wasserman


S1.  Entire Agreement; No Waiver; Cumulative Remedies; Amendments; Setoff.

a) This Agreement and the other Loan Documents constitute, the entire agreement among the parties hereto and thereto as to the subject matter hereof and thereof and supersede any previous agreement, oral or written, as to such subject matter.

               (a) No failure to exercise and to delay in exercising, on the part of the Agent or any of the Banks or the Co-Borrowers, any right, power or privilege hereunder or under the Notes, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by law. No modification or waiver of any provision of this Agreement, or the Notes, nor consent to any departure by the Co-Borrowers or the Guarantors from the provisions hereof or thereof, shall be effective unless the same shall be in writing from the Agent and then such waiver or consent shall be effective only in the specific instance and for the purpose for which it is given. No notice to the Co-Borrowers or the Guarantors shall entitle the Co-Borrowers or the Guarantors to any other or further notice in other or similar circumstances unless expressly provided for herein. No course of dealing between the Co-Borrowers or the Guarantors and the Agent or any of the Banks shall operate as a waiver of any of the rights of the Agent or any Bank under this Agreement.

               (b) In addition to any rights or remedies of the Agent or any Bank provided by law, upon the occurrence of any Event of Default, the Agent and each of the Banks are hereby authorized without notice to the Co-Borrowers or the Guarantors to setoff and appropriate and apply all deposits (general and special) and other indebtedness at any time held or owing by the Agent or any Bank to or for the credit or the account of the Co-Borrowers, the Guarantors, or any of them, against and on account of all obligations, liabilities and claims of the Co-Borrowers or the Guarantors to any Bank, and in such amounts as the Agent or such Bank may elect, although such obligations, liabilities and claims may be contingent or unmatured.

S1. Reference to Subsidiaries and Guarantors. If the Co-Borrowers have no Subsidiaries and/or if there are no Guarantors, then the provisions of this Agreement relating to Subsidiaries and/or Guarantors shall be deemed surplusage without affecting the applicability of the provisions of this Agreement to the Co-Borrowers alone.

S2. Joint and Several Obligations. Each of the Co-Borrowers acknowledges and agrees that all obligations of the Co-Borrowers, or any of them, for the payment or performance of any obligations hereunder shall be joint and several obligations of all Co-Borrowers.

S3. Captions. The captions of the various sections and subsections of this Agreement have been inserted only for the purposes of convenience, and shall not be deemed in any manner to modify, explain, enlarge or restrict any of the provisions of this Agreement.

S4. Exhibits. All Exhibits and all Schedules annexed hereto shall constitute integral parts of this Agreement.

S5. Payment of Fees. (a) The Co-Borrowers agree to pay or reimburse the Agent and each of the Banks for all of their reasonable costs and expenses incurred, in connection with the preparation and execution of this Agreement and any subsequent amendment, supplement or modification of the Loan Documents including, without limitation, the fees and disbursements of counsel to the Agent up to a maximum of $23,000 plus disbursements and, in the case of internal counsel, allocated costs of such internal counsel. The Agent shall request such payment or reimbursement in writing.

               (a) The Co-Borrowers agree to pay all reasonable costs and expenses of the Agent and each of the Banks in enforcing or preserving any of the rights and remedies available to them under this Agreement, the Notes, or under any other Loan Documents, instruments or writings executed and delivered to the Agent or any Bank in connection herewith including, without limitation, reasonable legal fees, costs and disbursements.

S6. Survival of Agreements. All agreements, representations and warranties made herein and in any certificates delivered pursuant hereto shall survive the execution and delivery of this Agreement, the Notes, and the making and renewal of loans hereunder, and shall continue in full force and effect until the indebtedness of the Co-Borrowers under the Notes has been paid in full.

S7. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Co-Borrowers, the Guarantors, the Agent and the Banks and their respective successors and assigns, except that the Co-Borrowers and the Guarantors may not transfer or assign any of its rights or interests hereunder without the prior written consent of the Banks, acting through the Agent.

S8. Interest. Anything in this Agreement or in the Notes to the contrary notwithstanding, the Banks shall not charge, take or receive, and the Co-Borrowers shall not be obligated to pay interest in excess of the maximum rate from time to time permitted by applicable law.

          IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                       THE CO-BORROWERS:

                                  PDK LABS INC.

                                  By:  /s/ Michael Krasnoff
                                       _____________________________
                                       Michael Krasnoff
                                       President

                                  FUTUREBIOTICS, INC.

                                  By:  /s/ Reginald Spinello
                                       _____________________________
                                       Reginald Spinello
                                       President

                                  THE GUARANTOR:

                                  PDI LABS, INC.

                                  By:  /s/ Michael Krasnoff
                                       ______________________________
                                       Michael Krasnoff
                                       President

                                  THE AGENT:

                                  THE CHASE MANHATTAN BANK

                                  By:  /s/ Scott M. Grossman
                                       ____________________________
                                       Scott M. Grossman
                                       Vice President

                                  THE BANKS:

                                  THE CHASE MANHATTAN BANK

                                  By: /s/ Scott M. Grossman
                                      ____________________________
                                       Scott M. Grossman
                                        Vice President